Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

among:

ORIOLE TOXICOLOGY SERVICES LLC, as Purchaser,

BIOANALYTICAL SYSTEMS, INC., as Parent

SMITHERS AVANZA TOXICOLOGY SERVICES LLC, as Seller,

and

THE SMITHERS GROUP, INC.

Dated May 1, 2019

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Section 7.12.	Amendments	55
Section 7.13.	Counterparts	55
Section 7.14.	Interpretation of Agreement	55
Section 7.15.	Expenses	56

List of Exhibits and Schedules

Exhibit A	Seller Promissory Note
Exhibit B	[Reserved]
Exhibit C	Calculation of Net Working Capital

Schedule 2.1(a)	Purchased Fixed Assets
Schedule 2.1(d)	Purchased Prepaids
Schedule 2.1(e)	Assumed Contracts
Schedule 2.1(f)	Software
Schedule 2.1(g)	Leased Real Property
Schedule 2.1(h)	Domain Names, Numbers; Website
Schedule 2.1(i)	Trade Secrets
Schedule 2.1(j)	Permits
Schedule 2.1(l)	Other Assets
Schedule 2.2	Excluded Assets
Schedule 2.2(c)	Excluded Contracts
Schedule 2.7(b)(x)	Payoff Letters
Schedule 3.4(a)	Listed Intellectual Property
Schedule 3.4(b)	Material Intellectual Property
Schedule 3.4(e)	Upgrades to Information Systems
Schedule 3.5(a)	Material Contracts
Schedule 3.6(b)	Personal Property Leases
Schedule 3.8	Employees
Schedule 3.8(a)	Foreign National Employees
Schedule 3.9	Employee Plans
Schedule 3.9(j)	Severance Contracts
Schedule 3.13(a)	Consents
Schedule 3.14(a)	Financial Statements
Schedule 3.18(a)	Real Property Leases
Schedule 3.18(c)	Improvements
Schedule 3.19	Environmental Matters
Schedule 3.19(h)	Environmental Permits and Documentation
Schedule 3.20(a)	Insurance Policies
Schedule 3.21(a)	Transactions with Related Parties
Schedule 3.21(b)	Non-Arms-Length Contracts
Schedule 3.22	Customers and Vendors
Schedule 5.8	Restricted Names

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is being entered into effective as of May 1, 2019 (the "Effective Date"), by and among Oriole Toxicology Services LLC, an Indiana limited liability company ("Purchaser"), Bioanalytical Systems, Inc., an Indiana corporation ("Parent"), Smithers Avanza Toxicology Services LLC, a Delaware limited liability company ("Seller"), and The Smithers Group, Inc. (the "Member"; and collectively with Seller, the "Selling Parties" and each individually a "Selling Party").

RECITAL:

The parties hereto desire to provide for the purchase by Purchaser of substantially all of the assets used by Seller in connection with Seller's performance of in-vivo mammalian toxicology CRO services for pharmaceuticals (small molecules and biologics), vaccines, agro and industrial chemicals (collectively, the "Business"), and wish to provide for certain related transactions, on the terms and subject to the conditions and other provisions set forth in this Agreement.

NOW, THEREFORE, pursuant to the above Recital and in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement:

"401(k) Plan" has the meaning set forth in Section 5.4(d).

"ACA" has the meaning set forth in Section 3.9(n).

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Allocation" has the meaning set forth in Section 2.8(a).

"Annual Statements" has the meaning set forth in Section 3.14(a).

"Assignment and Assumption Agreement" has the meaning set forth in Section 2.7(b)(iii).

"Assumed Contracts" has the meaning set forth in Section 2.1(e).

"Assumed Liabilities" has the meaning set forth in Section 2.4(a).

"BASi Entities" has the meaning set forth in Section 5.6(e).

"Bill of Sale" has the meaning set forth in Section 2.7(b)(ii).

"Business" has the meaning set forth in the Recitals.

"Business Day" (whether or not capitalized) means any day that is not a Saturday or a Sunday or a day on which banks located in Indiana or Ohio are authorized or required to be closed.

"Business Employee" means any employee of Seller as of the day immediately prior to the Closing Date.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

"Claim Notice" has the meaning set forth in Section 6.4(a).

"Closing" has the meaning set forth in Section 2.7(a).

"Closing Cash" has the meaning set forth in Section 2.3(a).

"Closing Date" has the meaning set forth in Section 2.7(a).

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I Part 6 of ERISA, and any similar state group health plan continuation law.

"COBRA Beneficiaries" has the meaning set forth in Section 5.4(i).

"COBRA Coverage" has the meaning set forth in Section 5.4(f).

"Code" means the Internal Revenue Code of 1986, as amended.

"Competitive Enterprise" has the meaning set forth in Section 5.6(a).

"Confidential Information" means any information of Seller related to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, and information relating to Seller's personnel, vendors, competitors, markets or other specialized information or proprietary matters.

"Confirmation Certificate" has the meaning set forth in Section 2.8(c).

"Consent" means any consent, approval or waiver.

"Continuing Unresolved Amount" has the meaning set forth in Section 2.10(b)(i).

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"Contract" means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage or guarantee.

"Damages" means all damages, dues, penalties, fines, amounts paid in settlement, costs, obligations, Liabilities, injury, losses, decline or diminution in value, expenses, fees, interest, court costs, reasonable attorneys' fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and enforcement of rights including, as the context may require, any of the foregoing which arise out of or in connection with any Matter, charges, complaints, injunctions, judgments, decrees or rulings, but expressly excluding any incidental, consequential, punitive or exemplary damages, special damages, indirect damages, unrealized expectation, lost profits or other similar items.

"Direct Claim" has the meaning set forth in Section 6.4(c).

"Disclosure Schedules" means the disclosure schedules delivered by Seller to Purchaser contemporaneously with the execution and delivery of the Agreement. References to Schedules in Article III of this Agreement refer to the corresponding section of the Disclosure Schedules.

"Dispute Notice" has the meaning set forth in Section 2.8(c).

"Effective Date" has the meaning set forth in the Preamble.

"Employee Plans" means each employee benefit plan, as defined in Section 3(3) of ERISA, whether or not subject to ERISA, each employment, severance or similar contract and each other plan or arrangement (written or oral) providing for compensation, bonuses, commissions, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation (including any such plans governed by Code Section 409A), vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits, post-employment or retirement benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits) and other employee benefit arrangements, policies, or practices for which Seller (or any ERISA Affiliate) is a plan sponsor, as defined in Section 3(16)(B) of ERISA, or which Seller (or an ERISA Affiliate) otherwise maintains or to which Seller (or an ERISA Affiliate) otherwise contributes or has contributed, or in which Seller (or an ERISA Affiliate) participates or has participated or under which Seller (including by virtue of Seller’s ERISA Affiliates) may have any Liabilities.

"Enforceability Exceptions" has the meaning set forth in Section 3.12(a).

"Environmental Claim" means any written notice or claim by any Person or any Authority alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, release or threatened release into the environment of any Hazardous Substances at any location, whether or not owned, leased or operated by Seller or (b) any violation, or alleged violation, of any Environmental Requirement.

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"Environmental Documentation" has the meaning set forth in Section 3.19(h).

"Environmental Permits" means all Permits required under any Environmental Requirement.

"Environmental Requirements" means all Legal Requirements and all judicial and administrative orders, in each case concerning public health and safety, and pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances), each as amended and as now in effect.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

"Escrow Account" has the meaning set forth in Section 2.10(a).

"Escrow Agent" has the meaning set forth in Section 2.10(a).

"Escrow Agreement" has the meaning set forth in Section 2.10(a).

"Escrow Amount" has the meaning set forth in Section 2.10(a).

"Estimated Net Working Capital" means the estimated Net Working Capital as of 12:01 a.m. Eastern Time on the Closing Date, as the estimated Net Working Capital is set forth in the Net Working Capital Certificate.

"Estimated Deficit Net Working Capital Payment" means the amount, if any, by which the Minimum Net Working Capital exceeds the Estimated Net Working Capital.

"Estimated Excess Net Working Capital Payment" means the amount, if any, by which the Estimated Net Working Capital exceeds the Minimum Net Working Capital.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

"Excluded Assets" has the meaning set forth in Section 2.2.

"Excluded Contracts" has the meaning set forth in Section 2.2.

"Excluded Liabilities" has the meaning set forth in Section 2.4(b).

"Facility" means Seller's vivarium facility located at 15 Firstfield Road, Gaithersburg, Maryland 20878.

"Final Net Working Capital Deficit" has the meaning set forth in Section 2.8(g).

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"Financial Statements" has the meaning set forth in Section 3.14(a).

"First Release Date" has the meaning set forth in Section 2.10(b)(i).

"Fixed Assets" has the meaning set forth in Section 2.1(a).

"Form 8-K" has the meaning set forth in Section 5.8.

"Fraud" means a false representation of a fact made by a Selling Party in the making of a representation or warranty set forth in Article III or by Purchaser or Parent in Article IV, which false representation (a) was made with the intent to deceive the other party or to induce the other party to enter into this Agreement on the terms set forth herein, (b) was made with actual knowledge on the part of the persons identified in the definition of "Seller’s Knowledge" or "Buyer’s Knowledge" as applicable  (as opposed to constructive, imputed or attributed knowledge of such persons of the truth) that, or reckless disregard as to whether, such representation was false, (c) caused the other party, in reasonable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action, and (d) caused the other party to suffer damages by reason of such reliance.

"Fundamental Representations" shall include the representations set forth in the first sentence of Section 3.1, Section 3.2(a), Section 3.12(a), Section 3.12(b), Section 3.23, the first sentence of Section 4.1, Section 4.3 and Section 4.7.

"GAAP" means United States generally accepted accounting principles, as in effect either from time to time as applied to periods prior to the Closing Date or as applied on the Closing Date, as applicable, and in either case, applied on a basis consistent with the past practices of Seller.

"Governmental Authority" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official or ministry and any governmental court or other governmental tribunal); or (d) entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power.

"Hazardous Substances" means and includes any materials, chemicals, substances or wastes which, at the time of Closing, are regulated by any Governmental Authority under Environmental Laws now existing, including (a) materials, chemicals, substances and/or wastes regulated as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," "toxic wastes", "solid wastes," "regulated wastes," "pollutants," "contaminants," "radioactive materials," "radioactive wastes," and other similar terms and/or (b) petroleum and/or petroleum products, PCBs, asbestos, urea formaldehyde.

"Hired Employees" has the meaning set forth in Section 5.4(a).

"Improvements" has the meaning set forth in Section 3.18(c).

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"Indebtedness" means the unpaid principal amount of, accrued interest on, and prepayment penalties with respect to, all indebtedness for borrowed money of Seller, all obligations of Seller evidenced by bonds, debentures, notes or similar instruments, all obligations, contingent or otherwise, of Seller as an account party with respect to letters of credit and letters of guarantee (to the extent drawn upon at Closing) and all capital lease obligations of Seller.

"Indemnified Party" has the meaning set forth in Section 6.4(a).

"Indemnifying Party" has the meaning set forth in Section 6.4(a).

"Independent Accounting Firm" means the Akron, Ohio office of BDO USA, LLP, or, if such firm is not able or willing to serve, another mutually-agreeable nationally recognized firm of independent auditors that has not performed work for, and is otherwise independent of, Purchaser, Parent and any Selling Party.

"Information Systems" means the internal information and reporting systems owned by Seller that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

"Intellectual Property" has the meaning set forth in Section 3.4(a).

"Interim Statements" has the meaning set forth in Section 3.14(a).

"Key Employee" shall mean Mike Dorato, Mike Brunty, Carol Spicer and Caitlin Murphy.

"Landlord" means Rickman Firstfield Associates.

"Legal Requirement" means any law, rule, decree, statute, order, regulation, ordinance, directive, code, judgment, injunction, or binding judicial precedent that is legally promulgated or issued by any Governmental Authority.

"Liabilities" means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any applicable Legal Requirement or Contract, including any liabilities or obligations for Taxes.

"Liens" has the meaning set forth in Section 3.2(a).

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, or would reasonably expected to be, a "Material Adverse Effect" except, in the case of clauses (i), (ii), (iii) and (v) below, to the extent Seller is disproportionately affected by such event, occurrence, fact, condition or change in comparison to others in the industry in which it operates: (i) changes in economic conditions affecting the economy or the Seller’s industry generally; (ii) changes in stock markets or credit markets; (iii) changes in Tax rates, Law or GAAP, or the enactment or implementation of any new Legal Requirement or Tax, in each case after the date hereof; (iv) any event or circumstance disclosed in the Disclosure Letter; (v) natural disasters, acts of war, sabotage, terrorism, hostilities, military action or any escalation or worsening thereof; or (vi) any failure of Seller to meet any projections, estimates or forecasts (financial, operational or otherwise) for any period (it being understood that the facts and occurrences giving rise or contributing to such failure, to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether there has been a Material Adverse Effect).

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"Matter" means any judicial or administrative or arbitral action, mediation, claim (including counterclaim), demand, action, suit, proceeding or other similar matter.

"Member" has the meaning set forth in the Preamble.

"Minimum Net Working Capital" means $365,592.71.

"Net Working Capital" means the current assets included in the Purchased Assets, consisting of the assets shown as included in current assets on Exhibit C, minus the current liabilities included in the Assumed Liabilities, consisting of the liabilities shown as included in current liabilities on Exhibit C, in each case, determined in accordance with GAAP, consistently applied, as of 12:01 a.m. Eastern Time on the Closing Date, provided that the amount of any Purchased Receivables that remain unpaid on the 120th day following the Closing Date shall be deducted from Net Working Capital.

"Net Working Capital Certificate" has the meaning set forth in Section 2.7(c).

"Net Working Capital Statement" has the meaning set forth in Section 2.8(a).

"New Lease" has the meaning set forth in Section 2.7(d)(xii).

"Non-Assignable Contract" has the meaning set forth in Section 5.5.

"Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

"Parent Common Shares" has the meaning set forth in Section 2.3(b).

"Parent" has the meaning set forth in the introductory paragraph of the Agreement.

"Parent Equity Award" means a Parent Stock Option or a Parent RSU, as the case may be.

"Parent Preferred Shares" has the meaning set forth in Section 4.5(a).

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"Parent RSU" means a restricted stock unit granted under any Parent Stock Plan.

"Parent Securities" has the meaning set forth in Section 4.5(c).

"Parent Stock Option" means any option to purchase Parent Common Shares granted under any Parent Stock Plan.

"Parent Stock Plan" means the following plans, in each case as amended: Bioanalytical Systems, Inc. 2008 Stock Option Plan and Bioanalytical Systems, Inc. 2018 Equity Incentive Plan.

"Permit" means any licenses, permits, certificates and certifications (including certificates of occupancy), variances, exemptions, registrations, accreditations, approvals, consents or authorizations of any Governmental Authority.

"Permitted Liens" has the meaning set forth in Section 3.2(a).

"Person" means any individual, corporation, general partnership, limited partnership, limited liability company, trust, association, firm, organization, company, business, entity, union, society or Governmental Authority.

"Personal Property Leases" means all leases of personal property relating to the property used by Seller in the Business or to which Seller is a party or by which any of the properties or assets of Seller is bound.

"Personnel" means any director, manager, officer, employee, consultant, agent or other personnel of Seller or of Purchaser, as applicable.

"Pre-Closing Tax Period" has the meaning set forth in Section 2.4(b).

"Purchase Price" has the meaning set forth in Section 2.3.

"Purchased Assets" has the meaning set forth in Section 2.1.

"Purchased Fixed Assets" has the meaning set forth in Section 2.1(a).

"Purchased Intellectual Property" has the meaning set forth in Section 2.1(b).

"Purchased Prepaids" has the meaning set forth in Section 2.1(d).

"Purchased Receivables" has the meaning set forth in Section 2.1(c).

"Purchaser" has the meaning set forth in the introductory paragraph of the Agreement.

"Purchaser Indemnified Parties" and "Purchaser Indemnified Party" have the meaning set forth in Section 6.1.

"Purchaser Receipts" has the meaning set forth in Section 5.10.

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"Purchaser Welfare Plan" has the meaning set forth in Section 5.4(f).

"Qualified Benefit Plan" has the meaning set forth in Section 3.9(b).

"Real Property" means all real property leased by Seller in connection with the Business pursuant to the terms of the Real Property Leases, together with all improvements and fixtures thereon and all easements and appurtenances thereunto belonging pursuant to the terms of the Real Property Leases.

"Real Property Leases" has the meaning set forth in Section 3.18(a).

"Recipient" has the meaning set forth in Section 3.12(c).

"Receipts" has the meaning set forth in Section 5.3.

"Registered Intellectual Property" has the meaning set forth in Section 3.4(a).

"Related Party" means (a) any Affiliate of any Selling Party (other than Seller), and (b) any director or officer of Seller and any member of their immediately family or their respective Affiliates.

"Rep Cap" has the meaning set forth in Section 6.3(c).

"Repaid Closing Indebtedness" has the meaning set forth in Section 2.7(b)(ix).

"Representatives" means Affiliates, directors, officers, employees, prospective financing sources, accountants, counsel, investment bankers, advisors or other agents.

"Required Consent" has the meaning set forth in Section 5.5.

"Restricted Area" includes each of the following:

(a)          Any country, state or other jurisdiction in which Seller performed any service or sold or marketed any products at any time during the 12 months prior to the Closing Date;

(b)          Each state, commonwealth, territory and other political subdivision of the United States of America;

(c)          Each state or jurisdiction within the United States in which Seller performed any services or sold or marketed any products at any time during the 12 months prior to the Closing Date;

(e)          The States of Indiana and Maryland;

(f)           Each county in Indiana and in Maryland and any other state where Seller performed any services or sold or marketed any products during the 12 months prior to the Closing Date;

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(g)          Each state or jurisdiction in which Seller has a physical presence (through an office or facility or otherwise) on the Closing Date; and

(h)          Within a one (1) mile radius of the location of a Person who was a customer of the Business at any time during the 12 months prior to the Closing Date.

"Restricted Party" shall mean each Selling Party.

"Restricted Period" has the meaning set forth in Section 5.6(a).

"Rule 144" means 17 CFR 230.144.

"Second Release Date" has the meaning set forth in Section 2.10(b)(ii).

"SEC" has the meaning set forth in Section 5.8.

"Securities Act" means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

"Seller" has the meaning set forth in the Preamble.

"Seller Indemnified Parties" and "Seller Indemnified Party" have the meaning set forth in Section 6.2.

"Seller Plan" has the meaning set forth in Section 3.9(a).

"Seller Promissory Note" has the meaning set forth in Section 2.3(b).

"Seller SEC Financial Statements" has the meaning set forth in Section 5.8.

"Seller's Knowledge" means the actual knowledge of Mike Dorato, Mike Brunty, Carol Spicer and Caitlin Murphy, after reasonable inquiry.

"Selling Parties" and "Selling Party" have the meaning set forth in the Preamble.

"Set-Off Rights" has the meaning set forth in Section 6.5(b).

"Straddle Period" has the meaning set forth in Section 5.11(a).

"Tax Return" means any return, declaration, report, claim for refund, election, disclosure, estimate or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Authority with respect to Taxes.

"Taxes" means (a) all federal, state, local and foreign taxes (including income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, goods and services taxes), severance taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, real and personal property taxes, real property assessments, business license taxes, occupation taxes, import duties, escheat obligations and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto, (b) liability for any such items described in clause (a) that is imposed by reason of U.S. Treasury Regulation §1.1502-6 or similar Legal Requirement, and (c) liability for any such items described in clause (a) imposed on any transferee or indemnitor, by contract or otherwise.

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"Third Party" means any Person, other than Purchaser, Seller, or any of their respective Affiliates.

"Third Party Claim" has the meaning set forth in Section 6.4(a).

"Threshold Amount" has the meaning set forth in Section 6.3(b).

"Transaction Documents" means: (a) the Agreement; (b) the Assignment and Assumption Agreement; (c) the Bill of Sale; (d) the Escrow Agreement; (e) the Seller Promissory Note, (f) the Transition Services Agreement, and (g) any such other assignments, bills of sale, agreements, documents and certificates as may be contemplated hereby.

"Transfer Taxes" has the meaning set forth in Section 2.5.

"Transition Services Agreement" means the Transition Services Agreement of even date herewith between Seller and Purchaser providing for certain services to be provided by Purchaser to Seller and Seller to Purchaser following the Closing Date.

"Uncollected Receivables" means any Purchased Receivable or portion thereof that remains unpaid on the 120th day following the Closing Date that is deducted in the calculation of Net Working Capital.

"Union" has the meaning set forth in Section 3.8(b).

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar Laws related to plant closings, relocations, mass layoffs and employment losses.

"Workers’ Compensation Event" has the meaning set forth in Section 5.4(g).

ARTICLE II
SALE AND PURCHASE OF ASSETS; RELATED TRANSACTIONS

Section 2.1.          Sale and Purchase of Assets. On the terms and subject to the conditions and other provisions set forth in this Agreement, at the Closing, Seller will sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Liens (other than Permitted Liens), and Purchaser shall purchase, all of Seller’s assets, properties and rights used in or useful to the operation of the Business, including the following assets, but excluding the Excluded Assets (subject to Section 2.2, the "Purchased Assets"):

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(a)          Fixed Assets. All equipment, vehicles, furniture, furnishings, fixtures, computer hardware and all items of tangible personal property (the "Fixed Assets") identified on Schedule 2.1(a) (the "Purchased Fixed Assets");

(b)          Intellectual Property. All Intellectual Property and all rights to licensed Intellectual Property (the "Purchased Intellectual Property");

(c)          Accounts Receivable. All accounts receivable arising out of the Business (the "Purchased Receivables");

(d)          Prepaids. The prepaid expenses, advance payments (if any), and prepaid items of Seller arising out of the Business as set forth on Schedule 2.1(d) (the "Purchased Prepaids");

(e)          Contracts. Subject to Section 2.2(c) and Section 5.5, all of Seller's rights as of the Closing under all of the Contracts and other instruments specifically identified on Schedule 2.1(e) (the "Assumed Contracts");

(f)          Permits. All of the Permits issued in connection with the Business and pending applications therefor but only to the extent assignable by law, including those set forth on Schedule 2.1(f);

(g)          Claims. All claims of Seller against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all rights under or pursuant to any warranties, representations and guarantees made by vendors, contractors or other Persons in connection with any products or services provided to Seller in connection with the Business;

(h)          Other Assets. All other assets, tangible or intangible, rights, privileges or interests (other than the Excluded Assets), including those items set forth in Schedule 2.1(h);

(i)          Records. All books, records, manuals, files and other documentation, whether written, electronic or otherwise, used or held for use in the Business, including customer records, vendor lists, record and sample archives (including stored and/or retained materials and samples from previous studies), distributor lists, purchase and sale records, price lists, correspondence, quality control records, research and development files, drawings, blue prints, and designs but to the extent such records are not transferable under Legal Requirement, excluding personnel records for Business Employees; provided, however, that, to the extent permitted by Legal Requirement, Purchaser shall be entitled to make copies of any excluded records as it reasonably believes pertain to the Purchased Assets; and

(j)          Goodwill. All goodwill of the Business or associated with the foregoing Purchased Assets.

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Section 2.2.           Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1, Seller shall not sell or transfer to Purchaser, and the Purchased Assets will not be deemed to include: (a) cash and cash equivalents and investments in stocks, bonds and other securities; (b) any Fixed Assets that are not listed on Schedule 2.1(a); (c) those Contracts that are set forth on Schedule 2.2(c) (the "Excluded Contracts"); (d) Seller's corporate records and minute book; (e) all Financial Statements, Tax Returns, and other tax records and related information of Seller (provided Seller shall provide copies thereof for periods ending on or prior to the Closing as reasonably requested by Purchaser); (f) all insurance policies owned or maintained by Seller and all rights thereunder related to the Excluded Assets or Excluded Liabilities; (g) all claims for refund of Taxes and other governmental charges of whatever nature; (h) all rights in connection with and assets of the Employee Plans; (i) the rights of Seller under this Agreement and any of the Transaction Documents; (j) all prepaid insurance or insurance benefits, including rights and proceeds therefrom; (k) all claims of Seller against third parties relating to the Excluded Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all rights under or pursuant to any warranties, representations and guarantees made by vendors, contractors or other Persons in connection with any Excluded Asset; (l) any assets used both in the Business by Seller and by Affiliates of Seller outside the Business and that are set forth on Schedule 2.2(l); and (m) the assets specifically identified on Schedule 2.2(m) (collectively, the "Excluded Assets").

Section 2.3.          Purchase Price. As consideration for the sale of the Purchased Assets to Purchaser, Purchaser will:

(a)          pay at the Closing to Seller, by wire transfer of immediately available funds, an amount in cash equal to: (i) One Million Two Hundred Seventy Thousand Six Hundred Forty-Six and 10/100 Dollars ($1,270,646.10); plus (ii) the Estimated Excess Net Working Capital Payment, if any; less (iii) the Escrow Amount deposited with the Escrow Agent; less (iv) an amount equal to the Repaid Closing Indebtedness, if any, which amount shall be paid to the Persons or bank accounts and in the amounts specified in the payoff letters delivered pursuant to Section 2.7(b); and less (v) the Estimated Deficit Net Working Capital Payment, if any (such amount, the "Closing Cash");

(b)          issue at the Closing to Seller an unsecured subordinated promissory note in the form of Exhibit A in the initial principal amount of Eight Hundred Ten Thousand Dollars ($810,000.00) (the "Seller Promissory Note");

(c)          deliver at the Closing to Seller Two Hundred Thousand (200,000) Common Shares of Parent (the "Parent Common Shares"); and

(d)          assume at the Closing and agree to pay, perform and discharge on a timely basis the Assumed Liabilities.

Collectively, the aggregate value of the amounts paid or issued, as applicable, in clauses (a), (b), (c) and (d) above (subject to adjustment as set forth in Section 2.8 below), shall be referred to as the "Purchase Price".

Section 2.4.          Assumed Liabilities.

(a)          Purchaser shall assume and agree to pay, perform and discharge on a timely basis only the following Liabilities of Seller (collectively, the "Assumed Liabilities"):

(i)          all of the Liabilities of Seller (excluding Liabilities for any breach or default that occurred prior to the Closing) related to future payment or performance under or relating to the Assumed Contracts (but not any liability arising out of or related to performance prior to the Closing); and

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(ii)         the current Liabilities of Seller (other than accounts payable), to the extent of the amount reflected in the final calculation of the Net Working Capital.

(b)          Except for the Assumed Liabilities, Purchaser shall not assume or be responsible for any Liabilities of any Selling Party or any ERISA Affiliate or other Affiliate of any Selling Party (or any predecessor of Seller or any prior owner of all or part of its business or assets) that are not expressly included in the definition of Assumed Liabilities (all such Liabilities not being assumed by Purchaser being herein referred to as the "Excluded Liabilities"). For the avoidance of doubt and without limiting the foregoing, the Excluded Liabilities include all Liabilities of any Selling Party, any ERISA Affiliate and their respective Affiliates: (i) for Taxes, (ii) with respect to the Business or the Purchased Assets, Taxes for any Tax period (or portion thereof) ending prior to the Closing Date, including, for the avoidance of doubt, the portion of any Straddle Period prior to the Closing Date (the "Pre-Closing Tax Period"), (iii) any Liability of any Selling Party for the unpaid Taxes of any Person under Regulation §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise, (iv) relating to a Contract of Seller that is not an Assumed Contract, (v) arising under this Agreement, (vi) to the extent arising out of, relating to or otherwise in respect of any Employee Plan; (vii) related to performance prior to the Closing under any Assumed Contract or that arises after the Closing but that relates to any breach or default that occurred prior to the Closing, (viii) with respect to any accrued bonuses as of the Closing of the Business Employees, (ix) relating to the termination of employment of any Business Employee(s) by Seller in connection with the transactions contemplated by this Agreement, including any severance payments or change of control payments, any obligations under applicable local, state, federal or foreign legal requirements (including the Worker Adjustment and Retraining Notification Act (WARN) and similar Legal Requirements and any applicable business transfer laws and similar Legal Requirements), (x) relating to floating holidays, paid time off (PTO), sick leave, or vacation owed by Seller to the Business Employees for all periods prior to the Closing, (xi) arising under or in connection with the Excluded Assets, (xii) pursuant to Environmental Laws, including Liabilities arising from or related to (1) the condition or operation of any Real Property prior to the Closing, (2) any other properties or facilities owned, operated, occupied and/or otherwise used by Seller or its Affiliates, or (3) the operation of the Business prior to the Closing, (xiii) related to any Excluded Contract, (xiv) arising from any Indebtedness of Seller, (xv) relating to any intercompany Liabilities or amounts due by Seller to Affiliates, whether current portion or otherwise, and (xvi) related to trade payables, such as purchasing accruals or deferred compensation (provided that to the extent any Liabilities are included in the calculation of Net Working Capital, such Liabilities shall be Assumed Liabilities).

Section 2.5.          Transfer Taxes. Each of Seller and Purchaser shall bear and pay fifty percent (50%) of all sales taxes, use taxes, transfer taxes, documentary charges, value added taxes, recording fees, filing fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale or purchase of the Purchased Assets from Seller ("Transfer Taxes"). The party required by any Legal Requirement to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by such Legal Requirement. Purchaser and Seller shall use commercially reasonable efforts, to the extent permitted by applicable Legal Requirements, to minimize any applicable Transfer Taxes.

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Section 2.6.          Allocation of Purchase Price; Withholding.

(a)          For purposes of complying with the requirements of Section 1060 of the Code and the Treasury Regulations thereunder, the consideration for the Purchased Assets shall be allocated among the Purchased Assets in accordance with their respective fair market values as agreed to between Purchaser and Seller no later than 75 days after the Closing Date and provided in the allocation schedule (the "Allocation") (which Allocation shall be adjusted to reflect changes in the Net Working Capital and the Purchase Price in accordance with Section 2.8). For the avoidance of doubt, the Allocation shall not apply for purposes of GAAP.

(b)          Except as otherwise required by applicable Legal Requirement, each party hereto agrees to prepare its federal, state and foreign income Tax Returns for all current and future tax reporting periods and file Form 8594 (and corresponding state forms) with respect to the purchase of the Purchased Assets in a manner consistent with the Allocation. If any state, federal or foreign taxing authority challenges the Allocation, the party receiving notice of such challenge shall give the other party prompt written notice of such challenge and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of the Allocation.

(c)          Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold under or in respect of any provision of U.S. federal, state, local or non-U.S. Tax Law; provided, that prior to any such deduction and withholding, Purchaser shall provide Seller with two (2) Business Days’ notice of its intent to deduct and withhold amounts from any such payments. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such amount was payable to prior to any such deduction or withholding. Upon the request of Seller, Purchaser shall reasonably cooperate with Seller to reduce or mitigate any such withholdings; provided, that such cooperation does not impose any material cost or other adverse consequence to Purchaser or any Affiliate of Purchaser.

Section 2.7.          Closing.

(a)          The closing of the transactions contemplated by this Agreement (the "Closing") shall take place concurrently with the execution of this Agreement on the date hereof (the "Closing Date") and shall be effective as of 12:01 a.m. (Eastern Time) on the Closing Date. In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email (in PDF format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt.

(b)          At the Closing, Seller shall deliver (or cause to be delivered) to Purchaser, originals or copies, if specified, of the following:

(i)          a counterpart of this Agreement, duly executed by Seller and the Member;

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(ii)         one or more bills of sale (the "Bill of Sale"), transferring the tangible personal property included in the Purchased Assets to Purchaser;

(iii)        one or more assignment and assumption agreements (the "Assignment and Assumption Agreement") effecting the assignment to and the assumption by Purchaser of the Purchased Assets and the Assumed Liabilities;

(iv)        a counterpart to the Transition Services Agreement, duly executed by Seller;

(v)         a counterpart of the Escrow Agreement, duly executed by Seller;

(vi)        certificates of good standing (or similar certificates) for Seller, dated not more than ten (10) calendar days prior to the Closing Date, issued by the Secretary of State of the State of Delaware and a certificate of qualification to do business as a foreign limited liability company issued by the Secretary of State of the State of Maryland dated within ten (10) Business Days of the Closing;

(vii)       copies of resolutions adopted by the Member and the Manager of Seller authorizing and approving the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Manager of Seller;

(viii)      copies of (i) the certified Certificate of Formation (or equivalent) of Seller, including all amendments thereto, and (ii) the Limited Liability Company Agreement of Seller, including all amendments thereto, each certified as true, complete and correct and in full force and effect on the Closing Date by the Manager of Seller;

(ix)         payoff letters for each instrument evidencing all outstanding Indebtedness of Seller from the obligees thereunder set forth on Schedule 2.7(b)(ix) (the "Repaid Closing Indebtedness"), setting forth the amounts necessary to pay off all such Repaid Closing Indebtedness under such instrument as of the Closing Date along with the per diem interest amount with respect thereto, and evidence reasonably satisfactory to Purchaser of the release of all Liens (other than Permitted Liens) on the Purchased Assets and all UCC financing statements related thereto; and

(x)          the Consents set forth on Schedule 2.7(b)(x).

(c)          Seller has delivered to Purchaser a certificate setting forth the calculation of the Estimated Net Working Capital, including the amount of the Estimated Deficit Net Working Capital Payment or the Estimated Excess Net Working Capital Payment, as the case may be, if any (the "Net Working Capital Certificate").

(d)          At the Closing, Purchaser shall deliver (or cause to be delivered) the following agreements, documents and other items:

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(i)          to Seller and the Member, this Agreement, duly executed by Purchaser and Parent;

(ii)         to Seller, the Closing Cash;

(iii)        to Seller, the Seller Promissory Note, duly executed by Purchaser;

(iv)        to Seller, one or more certificates, or confirmations of registration in uncertificated form by book-entry in the registration system of Parent's transfer agent, representing the Parent Common Shares to be issued to Seller at the Closing pursuant to Section 2.3(c).

(v)         to the Escrow Agent, the Escrow Amount;

(vi)        to Seller, a signed counterpart to the Assignment and Assumption Agreement;

(vii)       to Seller, a signed counterpart to the Transition Services Agreement;

(viii)      to Seller, a counterpart to the Escrow Agreement signed by Purchaser and the Escrow Agent;

(ix)         to Seller, a certificate of existence for the Purchaser and the Parent, dated not more than ten (10) calendar days prior to the Closing Date, issued by the Secretary of State of the State of Indiana;

(x)          to Seller, copies of resolutions adopted by Purchaser and Parent authorizing and approving the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of Parent;

(xi)         to Seller, copies of (i) the certified Articles of Incorporation (or equivalent) of Purchaser and Parent, including all amendments thereto, and (ii) the Bylaws (or equivalent) of each of Purchaser and Parent, including all amendments thereto, each certified as true, complete and correct and in full force and effect on the Closing Date by the Secretary of Parent; and

(xii)        At or prior to the Closing, Purchaser shall have entered into a lease or sublease for the Facility on terms and conditions mutually agreed between Purchaser and Landlord (the "New Lease").

(e)          Purchaser has reached agreement with each of the Key Employees on employment arrangements for employment by Purchaser of the Key Employees.

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Section 2.8.          Working Capital Adjustment.

(a)          Not more than one hundred twenty-five (125) days following the Closing Date, Purchaser shall deliver to Seller a statement of the actual Net Working Capital determined as of the Closing Date (the "Net Working Capital Statement"). During such one hundred twenty-five (125) day period, the Selling Parties shall provide to Purchaser and its Representatives reasonable access during normal business hours (or such other times as the parties may agree) and upon reasonable advance notice, to such books, records and Personnel of the Selling Parties as may be necessary to prepare the Net Working Capital Statement. The Net Working Capital Statement shall be prepared in the manner and consistent with the basis, including the basis of calculation of individual line items and the determination of allowances and reserves, used to prepare Exhibit C.

(b)          Following the delivery by Purchaser of the Net Working Capital Statement, Seller and its Representatives shall be given all such access as they may reasonably request during Purchaser's normal business hours (or such other times as the parties may agree) and upon reasonable advance notice to those books and records of Purchaser and access to such personnel or Representatives of Purchaser they may reasonably require for the purposes of resolving any disputes or responding to any matters or inquiries raised concerning the Net Working Capital Statement or the calculation of the Net Working Capital as proposed by Purchaser.

(c)          Seller shall have thirty (30) days following the date of receipt of the Net Working Capital Statement to provide Purchaser with a written certificate confirming that the Net Working Capital as proposed by Purchaser is acceptable (the "Confirmation Certificate") or notifying Purchaser in writing of any good faith objections to the calculation of the Net Working Capital as proposed by Purchaser (a "Dispute Notice") setting forth a reasonably specific and detailed description of such objections. If a Confirmation Certificate is delivered by Seller pursuant to this Section 2.8(c) (or if Seller fails to timely deliver either a Confirmation Certificate or a Dispute Notice), the Net Working Capital proposed by Purchaser shall be binding on the parties hereto.

(d)          If Seller objects to the Net Working Capital Statement or Purchaser's calculation of the Net Working Capital, as reflected in a Dispute Notice, Seller, on the one hand, and Purchaser, on the other, shall attempt in good faith to resolve any such objection within thirty (30) days of the receipt by Purchaser of such Dispute Notice.

(e)          If Purchaser and Seller are unable to resolve any such dispute within such thirty (30) day period, Purchaser and Seller (either together or separately) shall be entitled to submit the dispute to the Independent Accounting Firm. Each of the parties hereto shall, and shall cause their respective Representatives to, provide reasonable cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (i) consider only those matters as to which there is a dispute between the parties hereto, and (ii) be instructed to reach its conclusions regarding any such dispute within thirty (30) days after its appointment and provide a written explanation of its decision. In the event that Purchaser and Seller shall submit any dispute to the Independent Accounting Firm, each such party may submit a "position paper" to the Independent Accounting Firm setting forth the position of such party with respect to such dispute, to be considered by the Independent Accounting Firm as it deems fit. The fees and disbursements of the Independent Accounting Firm acting under this Section 2.8(e) shall be apportioned between Seller and Purchaser (as determined by the Independent Accounting Firm) based on the total dollar value of disputed exceptions resolved in favor of each such party, with each such party bearing such percentage of the fees and disbursements of the Independent Accounting Firm as the aggregate disputed exceptions resolved against that party bears to the total dollar value of all disputed exceptions considered by the Independent Accounting Firm. The Independent Accounting Firm's determination of Net Working Capital shall not be less than the amount proposed by Purchaser in the Net Working Capital Statement, nor shall it be greater than the amount proposed by Seller in the Dispute Notice.

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(f)          If Seller does not deliver a Dispute Notice in accordance with the procedures set forth in Section 2.8(c) (i.e., within the thirty (30) day period specified therein), the Net Working Capital Statement (together with Purchaser's calculation of the Net Working Capital) shall be deemed to have been accepted by the parties hereto and such calculation of the Net Working Capital shall be binding. In the event that Seller delivers a Dispute Notice in accordance with the provisions above and Purchaser and Seller are able to resolve such dispute by mutual agreement, the Net Working Capital Statement, together with the calculation of the Net Working Capital, as modified by the mutual agreement of parties hereto, shall be deemed to have been accepted by the parties and such revised calculation of the Net Working Capital shall be binding on the parties for all purposes hereof. In the event that Seller delivers a Dispute Notice in accordance with the provisions set forth above and Purchaser and Seller are unable to resolve such dispute by mutual agreement, the determination of the Independent Accounting Firm shall be final and binding on the parties hereto, and the Net Working Capital Statement, together with the calculation of the Net Working Capital, as modified by the report of the Independent Accounting Firm, shall be deemed to have been accepted by the parties hereto and such revised calculation of the Net Working Capital shall be final and binding on the parties for all purposes hereof.

(g)          Within five (5) Business Days after the determination of the actual Net Working Capital becomes final and binding, (i) if the actual Net Working Capital is less than the Estimated Net Working Capital (a "Final Net Working Capital Deficit"), Purchaser shall be entitled to a distribution from the Escrow Account on the First Release Date in the amount of such Final Net Working Capital Deficit; provided that, in the event that the amount of such Final Net Working Capital Deficit is greater than $36,560, the amount of any such distribution to Purchaser from the Escrow Account shall be $36,560 and Seller shall pay Purchaser the difference between the amount of such Final Net Working Capital Deficit and $36,560, and (ii) if the actual Net Working Capital is greater than the Estimated Net Working Capital, Purchaser shall pay Seller the difference between the actual Net Working Capital and the Estimated Net Working Capital.

Section 2.9.          Prorations. All Taxes, assessments, utilities, insurance, rents and water charges for any leased premises that is the subject of an Assumed Contract will be prorated as of the Closing Date between Purchaser and Seller at Closing. At Closing, Purchaser will pay and reimburse Seller for the total amount of all prepaid rents, security deposits (and any accrued interest), any other prepaid occupancy expenses and any other prepaid expenses related to the Purchased Assets or Assumed Liabilities paid by Seller on or before the Closing in connection with any period after the Closing. Following Closing, Seller will reimburse Purchaser for the total amount of any occupancy expenses charged to Purchaser after Closing by landlords of any leased premises that is the subject of an Assumed Contract that relate to any period prior to the Closing, such as annual reconciliations for common area maintenance charges and real estate taxes.

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Section 2.10.          Escrow Amount.

(a)          At Closing, Purchaser shall deposit One Hundred Sixty-One Thousand Five Hundred Sixty Dollars ($161,560) (the "Escrow Amount") into escrow pursuant to the Escrow Agreement. U.S. Bank National Association, as the escrow agent (the "Escrow Agent"), shall hold the Escrow Amount and all interest and other amounts earned thereon in an escrow account (the "Escrow Account") for purposes of securing any amounts payable by the Selling Parties on account of any and all indemnification obligations under Section 6.1 hereof and certain other amounts payable hereunder in accordance with this Agreement and the Escrow Agreement of even date herewith among Seller, Purchaser and Escrow Agent (the "Escrow Agreement").

(b)          The Escrow Amount and any interest accrued thereon shall be released from the Escrow Account and paid over to Seller or Purchaser, as the case may be, by confirmed wire transfer of immediately available funds, as follows:

(i)          on the fifth Business Day following the determination of actual Net Working Capital pursuant to Section 2.8 (the "First Release Date"), the Escrow Agent shall disburse (A) to Seller the difference between (1) $36,560, minus (2) any Final Net Working Capital Deficit, minus (3) the amount of all indemnity claims asserted by the Purchaser Indemnified Parties in good faith pursuant to Section 6.1 and which remain unpaid or in dispute (a "Continuing Unresolved Amount") as of the First Release Date, plus all interest accrued on the distributed amount, and (B) to Purchaser, subject to the proviso in Section 2.8(g)(i), the amount of any Final Net Working Capital Deficit, if any; and

(ii)         on the date that is eighteen (18) months following the Closing Date (the "Second Release Date"), the Escrow Agent shall disburse to Seller the balance of the Escrow Account minus the Continuing Unresolved Amount as of the Second Release Date.

Any Continuing Unresolved Amount withheld from release after the Second Release Date and finally determined not to be subject to indemnification by the Selling Parties in accordance with this Agreement, shall be released to Seller by confirmed wire transfer of immediately available funds within three (3) Business Days following such determination.

(c)          Purchaser, on one hand, and Seller, on the other hand, shall each pay fifty percent (50%) of the fees, expenses and costs associated with establishing and maintaining the Escrow Account in accordance with this Agreement and the Escrow Agreement.

(d)          Purchaser and Seller agree to promptly provide the Escrow Agent with jointly-executed written instructions to disburse or retain the Escrow Amount (or a portion thereof, as applicable) from the Escrow Account in accordance with this Agreement and the Escrow Agreement; provided, that the release described in Section 2.10(b)(ii) shall be automatically disbursed by the Escrow Agent and shall not require jointly-executed written instructions.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

Seller represents and warrants to Purchaser, except as set forth in the Disclosure Schedules, as follows with respect to all representations and warranties in this Article III other than Section 3.12(b). Member represents and warrants to Purchaser, except as set forth in the Disclosure Schedules, as follows with respect to the representations and warranties in Section 3.12(b). Seller and Member, on a several and not joint basis, represent and warrant to Purchaser, except as set forth in the Disclosure Schedules, as follows with respect to Sections 3.12(c) and (d).

Section 3.1.           Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite company power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where any failure to be so qualified or authorized would not have a Material Adverse Effect. Seller has delivered to Purchaser true, complete and correct copies of each of its certificates of formation and operating agreement or comparable organizational documents as in effect on the date hereof.

Section 3.2.           Title to Assets.

(a)          Seller has good, marketable and valid title to the Purchased Assets, free and clear of any security interest, mortgage, pledge, lien (including liens under any mortgage or deed of trust, mechanic's or materialmen's liens and judgment liens), option, debt, charge, encumbrance, covenant or restriction of any kind or character (collectively, "Liens"), except for (a) any Lien for current Taxes not yet due and payable, (b) liens and encumbrances arising under the Assumed Contracts, (c) minor liens and encumbrances that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially detract from the value of the Purchased Assets subject thereto and which do not secure the payment of any amounts owed, (d) Liens arising by operation of Legal Requirements, including Liens arising by virtue of rights of customers, suppliers and subcontractors in the ordinary course of business under general principles of commercial Legal Requirements; (e) the Real Property Leases, (f) easements, covenants, rights-of-way and other similar restrictions or conditions of record or which would be shown by a current accurate survey of any of the Real Property, (g) zoning, building and other similar restrictions imposed by applicable Legal Requirements, to the extent Seller and the applicable Real Property are not in violation of such applicable Legal Requirements, or (h) any Lien under the Transaction Documents ((a) – (h) collectively, the "Permitted Liens").

(b)          Other than the Excluded Assets, the Purchased Assets constitute all of the properties, assets and leasehold estates, real, personal and mixed, tangible and intangible, comprising or used in the operation of or associated with the Business and are sufficient to conduct the Business as conducted by Seller as of the Closing.

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Section 3.3.           Accounts Receivable; Prepaid Amounts.

(a)          All of the Purchased Receivables represent valid obligations of customers of Seller arising in the ordinary course of business and in connection with bona fide transactions and are payable on ordinary terms. Except to the extent expressly included in the reserves for doubtful or uncollectible accounts reflected in the calculation of Net Working Capital, all Purchased Receivables are good and collectible at the aggregate recorded amounts thereof, and none of the Purchased Receivables are subject to any defense or any claim of offset, recoupment, setoff or counter claim. None of the Purchased Receivables is subject to prior assignment.

(b)          The Purchased Prepaids represent advance payments in respect of expenses that could reasonably be expected to be incurred in connection with the Business. The Purchased Prepaids arose in the ordinary course of business, consistent with past practices, and have been paid to a Person with whom Seller deals at arm's length.

Section 3.4.          Intellectual Property.

(a)          Schedule 3.4(a) sets forth a list of: (i) all unexpired patents, pending patent applications, registered trademarks, registered service marks, pending trademark or service mark applications, all Internet domain names, telephone numbers, facsimile numbers, registrations and applications therefor, material copyright registrations or pending applications therefor, in each case applied for or registered in the name of, Seller, or in which Seller has any rights and used or held for use in the conduct of the Business as currently conducted, including the application or registration number, the jurisdiction and the record owner (the "Registered Intellectual Property"); and (ii) all proprietary Software owned by Seller and used or held for use in the conduct of the Business as currently conducted. Seller owns adequate rights or possesses adequate and enforceable license rights, (i) free and clear of all Liens (other than Liens to be released at the Closing), to use all Registered Intellectual Property (except in each case as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors' rights generally and by general principles of equity) and (ii) to use all other material intellectual property (including patents, patent applications, patent disclosures and related patent rights (including any continuations, divisions, reissues, reexaminations, renewals, or extensions thereof); trademarks, trademark registrations, trademark applications, trade dress rights, trade names, service marks, service mark registrations and service mark applications; copyrights, copyright registrations and copyright applications; mask work rights, mask work registrations and mark work applications; Internet domain names, Internet and World Wide Web URLs or addresses and registrations or applications therefor; inventions, unfiled invention disclosures, improvements, trade secrets, know-how and proprietary processes and formulae; moral and economic rights of authors and inventors, however denominated; and any tangible embodiments of the foregoing) necessary to permit Seller to conduct its business as currently conducted (the Registered Intellectual Property, such other intellectual property rights and all worldwide statutory and common law rights associated therewith, the "Intellectual Property"). The conduct of the Business as conducted by Seller since January 1, 2016, including the use of the Intellectual Property in connection therewith, has not infringed on or misappropriated and is not now infringing on or misappropriating any intellectual property right belonging to any Person. No claim is pending or, to Seller's Knowledge, threatened to the effect that any Intellectual Property owned by Seller is invalid or unenforceable. To Seller's Knowledge, no Person is infringing or violating any of the Registered Intellectual Property or any other material Intellectual Property of Seller.

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(b)          No Personnel or independent contractor of Seller has contributed to or participated in the discovery, creation or development of any Intellectual Property on behalf of Seller except for such discoveries, creations or development activities by employees of Seller in the course of their employment.

(c)          The Information Systems are functioning and reasonably sufficient for the purposes for which they have been designed. Seller owns or possesses a license to use all Intellectual Property necessary to operate the Information Systems, without, to Seller’s Knowledge, any conflict with, or infringement of, the rights of others. There are no material upgrades or additions required to be made to the Information Systems to meet the demands of the Business as currently conducted.

Section 3.5.          Material Contracts.

(a)          Schedule 3.5(a) lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (together with all Real Property Leases listed in Schedule 3.18(a), collectively, the "Material Contracts"):

(i)          any Contract (or group of related Contracts) for the furnishing or receipt of products or services, in each case, the performance of which will extend over a period of more than one year or which provides for annual payments to or by Seller in excess of $50,000;

(ii)         (A) any capital lease or (B) any other lease or other Contract relating to equipment and machinery providing for annual rental payments in excess of $10,000, under which any such equipment and machinery are held or used by Seller;

(iii)        any Contract, other than leases relating to equipment and machinery, relating to the lease or license of any Purchased Assets, including any Purchased Intellectual Property, other than commercial off-the-shelf software or non-exclusive licenses of Intellectual Property pursuant to customer agreements;

(iv)        any Contract relating to the Purchased Intellectual Property, including, without limitation, Contracts relating to the development of such Purchased Intellectual Property, other than commercial off-the-shelf software or Contracts where the granting of rights to any Intellectual Property is not the object of the Contract (such as a customer agreement in which a party grants the other party a non-exclusive license of Intellectual Property);

(v)         any Contract relating to the acquisition or disposition of (i) any business of Seller (whether by merger, consolidation, or other business combination, sale of securities, sale of assets or otherwise), or (ii) any asset of Seller for an amount in excess of $10,000, other than in the ordinary course of business;

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(vi)        any Contract under which Seller is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (A) acquisition or disposition of assets or securities, (B) merger, consolidation or other business combination, or (C) series or group of related transactions or events of the type specified in clauses (A) and (B) above;

(vii)       all employment, severance, consulting, bonus, profit-sharing, percentage compensation, deferred compensation, pension, welfare, retirement, equity purchase or equity option plans and agreements and any similar compensatory arrangement with the current (or former to the extent still in effect) Personnel of Seller;

(viii)      any Contract (or group of related Contracts) (A) under which Seller has created, incurred, assumed or guaranteed any Indebtedness in excess of $10,000 or (B) under which Seller has permitted any of its assets to become encumbered;

(ix)         any Contract relating to any joint venture, partnership, limited liability company, strategic alliance or sharing of profits or losses with any Person;

(x)          any Contract containing covenants purporting to limit the freedom of Seller or any of its current Personnel to compete in any business or in any geographic area;

(xi)         any agency, dealer, distributor, sales representative, service provider, consignment, marketing or similar Contract;

(xii)        any Personal Property Lease that requires annual payments of more than $10,000;

(xiii)       any Contract not made in the ordinary course of business;

(xiv)      any Contract providing for termination, retention, change in control or similar payments to any Personnel of Seller; and

(xv)       any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of Seller, including any Contract which contains a "most favored nation" provision.

(b)          Seller has provided Purchaser with true and complete copies of all written Material Contracts and each amendment, supplement, waiver or modification thereto. Seller is not a party to any oral Material Contract that is an Assumed Contract. All of the Material Contracts identified on or required to be identified on Schedule 3.5(a) are legal, valid, binding obligations of Seller and enforceable in accordance with their respective terms with respect to Seller, subject to the Enforceability Exceptions, and, to Seller’s Knowledge, with respect to each other party to such Material Contracts, and are in full force and effect. Neither Seller nor, to Seller's Knowledge, any other party thereto, has materially breached any provision of, or is in material default under the terms of, nor does, to Seller’s Knowledge, any condition exist which, with or without notice or lapse of time, or both, would cause Seller or any other party, to be in material default under any of the Material Contracts or would constitute a material breach or material default or permit termination, modification or acceleration under any such Material Contract. Since December 31, 2018, Seller has not (i) received any written notice of cancellation or termination or change in material terms (including, pricing, term and volume) of any such Material Contract or (ii) obtained or granted any waiver of or under any provision of any such Material Contract, except for routine waivers granted or sought in the ordinary course of business.

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Section 3.6.          Condition of Fixed Assets. All items of personal property included in the Purchased Fixed Assets and all items of personal property that are subject to the Personal Property Leases are in reasonably good operating condition and repair, ordinary wear and tear excepted.

Section 3.7.          Compliance with Legal Requirements. Seller is in compliance in all material respects with all Legal Requirements relating to the use of the Purchased Assets or applicable to the operation of the Business. Since January 1, 2016, Seller has not received any written notice from any Governmental Authority alleging any material failure to comply with any Legal Requirement relating to the use of the Purchased Assets or applicable to the operation of the Business. Seller is not, to Seller’s Knowledge, under investigation by a Governmental Authority with respect to any violation of any Legal Requirement relating to the Purchased Assets or the Business.

Section 3.8.          Employee Matters.

(a)          Schedule 3.8 correctly sets forth the name and current annual salary of each employee of Seller and whether any employees are absent from active employment, including, but not limited to, leave of absence or disability. Except as set forth on Schedule 3.8, (a) since January 1, 2016, Seller has complied in all material respects with all Legal Requirements relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, employment classification, exempt status classification, collective bargaining, immigration and the payment of social security and other Taxes), and, to Seller's Knowledge, Seller does not have any material labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances) against Seller, and (b) to Seller's Knowledge, none of the employees of Seller are subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of Seller except for agreements between Seller and its present and former employees. Seller does not have any foreign national employees.

(b)          Seller is not, and since January 1, 2016 has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and since January 1, 2016 there has not been, any Union representing or purporting to represent any employee of Seller, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.

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(c)          Seller has not since January 1, 2016 effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility, nor has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Legal Requirement. None of the Business Employees has suffered an "employment loss" (as defined in the WARN Act) during the previous six (6) months.

Section 3.9.          Employee Benefits.

(a)          Schedule 3.9 sets forth a list of all Employee Plans (individually referred to as a "Seller Plan"). Seller has furnished to Purchaser (i) accurate and complete copies of all documents constituting each Seller Plan to the extent currently effective, including all amendments thereto and all related trust documents (or, in the case of any unwritten Seller Plans, written descriptions thereof), (ii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Seller Plan, (iii) if a Seller Plan is funded, the most recent annual and periodic accounting of such Seller Plan’s assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Seller Plan, (v) all material written contracts relating to each Seller Plan to the extent currently effective, including administrative service agreements and group insurance contracts, (vi) all testing results and documentation under Code Sections 415, 410(b), 414(s), 401(k) and 401(m) for each Seller Plan, as applicable, for the three immediately preceding plan years and (vii) all material correspondence within the past three years to or from any governmental authority relating to any Seller Plan.

(b)          Each Seller Plan has been established and, since January 1, 2016, administered and maintained, in all material respects, in accordance with its terms and in material compliance with all applicable Legal Requirements (including ERISA and the Code). Each Seller Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a pre-approved prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Seller Plan that has subjected or, to Seller’s Knowledge, would reasonably be expected to subject, Seller or Purchaser to a penalty based on Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Since January 1, 2016, all material benefits, contributions and premiums relating to each Seller Plan have been timely paid in accordance with the terms of such Seller Plan and all applicable Legal Requirements and accounting principles.

(c)          Neither Seller nor any of its ERISA Affiliates has: (i) incurred, or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA or related provisions of the Code relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; or (iii) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

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(d)         With respect to each Seller Plan: (i) no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA; (ii) no litigation has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iii) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (iv) no "reportable event," as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(e)          Neither Seller nor any ERISA Affiliate (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Seller Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f)          Neither Seller nor any ERISA Affiliate (nor any predecessor thereof) contributes to, is required to contribute to (on a contingent basis or otherwise) or has in the past contributed to or been required to contribute to, or has any Liabilities with respect to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(g)         There is no pending or, to Seller's Knowledge, threatened Matter relating to a Seller Plan (other than routine claims for benefits) and no Seller Plan has, since January 1, 2016, been the subject of an examination or audit by a governmental authority or the subject of an application or filing under or is a participant in an amnesty, voluntary compliance, self-correction or similar program sponsored by any governmental entity.

(h)         There has been no amendment to, announcement by Seller relating to or change in employee participation or coverage under any Seller Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable.

(i)          Each Seller Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(j)          The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, including a subsequent termination of employment or service) entitle any employee or independent contractor of Seller to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Seller Plan. There is no contract covering any employee or other service provider of Seller that, considered individually or considered collectively with any other such contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code. There is no contract by which Seller is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code. Schedule 3.9(j) sets forth an accurate and complete list of all of the contracts which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of Seller as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by Seller or the officer), true and complete copies of which have been previously provided to Purchaser.

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(k)          Neither Seller nor any ERISA Affiliate has any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of Seller or any ERISA Affiliate, except as required to avoid excise tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs. No condition exists that would prevent Seller or any ERISA Affiliate from amending or terminating any Seller Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

(l)          Neither Seller nor any ERISA Affiliate (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Seller Plan which is maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States.

(m)         Since January 1, 2016, Seller has complied in all material respects with the health care coverage continuation requirements of COBRA, to the extent applicable.

(n)         Since January 1, 2016, Seller has complied in all material respects with the applicable provisions of the Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 (collectively, the "ACA") including all provisions of the ACA applicable to the Business Employees, including the employer shared responsibility provisions relating to the offer of "minimum essential coverage" to "full-time" employees that is "affordable" and provides "minimum value" (as defined in Code Section 4980H and related regulations) and the applicable employer information reporting provisions under Code Sections 6055 and 6056 (and all related regulations). For the avoidance of doubt, since January 1, 2016, Seller has offered "minimum essential coverage" (as defined under Code Section 5000A(f)(1)(B)) to the Business Employees who are classified as "full-time employees" under Code Section 4980H and their dependents in accordance with such Code section and applicable regulations. Such minimum essential coverage has been "affordable" and has provided "minimum value" (each within the meaning of Code §36B(c)(2)(C) and §4980H(b) and related regulations). Since January 1, 2016, Seller has complied in all material respects with applicable information reporting requirements under Code Sections 6055 and 6056 (and all applicable regulations) with respect to the Business Employees and their dependents.

Section 3.10.          Certain Liabilities. As of the date of this Agreement, Seller has no material Liabilities relating to the Purchased Assets or the Business other than (a) Liabilities incurred in the ordinary course of business and consistent with past practices, (b) Liabilities set forth in the Financial Statements, and (c) Liabilities that would not be required to be disclosed on a balance sheet prepared in accordance with GAAP and which are not, individually or in the aggregate, material to Seller or the Business.

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Section 3.11.          Legal Proceedings.

(a)          There is no Matter pending or, to Seller's Knowledge, threatened against Seller, or to which Seller is otherwise a party.

(b)          There is no Matter pending or, to Seller's Knowledge, threatened against Seller that challenges or would reasonably be expected to affect, prevent, delay or make illegal any of the transactions contemplated by this Agreement or the Transaction Documents or result in a Material Adverse Effect.

(c)          Seller is not subject to any Order, and Seller is not in breach of any Order.

(d)          Seller is not engaged in any legal action to recover monies due it or for Damages sustained by it.

(e)          To Seller's Knowledge, no investigation is threatened or contemplated by any Governmental Authority in respect of the Business or the Purchased Assets.

Section 3.12.          Authority; Binding Nature of Agreement.

(a)          Seller has all necessary limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its respective obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by Seller of this Agreement and the Transaction Documents have been duly authorized by all necessary action on the part of Seller, its Manager and its Member. This Agreement has been, and each Transaction Document will be at or prior to Closing, duly and validly executed and delivered by Seller and this Agreement constitutes, and, upon execution and delivery thereof, each of the Transaction Documents to which Seller is a party will constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the "Enforceability Exceptions").

(b)          The Member has all necessary authority and legal capacity to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its respective obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Transaction Document to which the Member is a party will be at or prior to Closing duly and validly executed and delivered by the Member and this Agreement constitutes, and, upon execution and delivery thereof, each of the Transaction Documents to which the Member is a party will constitute, the valid and binding obligation of the Member, enforceable against the Member in accordance with its terms, subject to the Enforceability Exceptions.

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(c)          Each Selling Party being issued any Parent Common Shares, whether directly by Parent or indirectly following a distribution by Seller (each, a "Recipient") is an "accredited investor" within the meaning of Rule 501 of Regulation D, as presently in effect, under the Securities Act. Such Recipient is acquiring the Parent Common Shares for investment for such Recipient's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Such Recipient further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Parent Common Shares. Such Recipient acknowledges that the Parent Common Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Recipient is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares subject to the satisfaction of certain conditions. Such Recipient has such knowledge and experience in financial and business matters so that Recipient is capable of evaluating the merits and risks of its investment in the Parent. Such Recipient has had an opportunity to ask questions of, and receive answers from, the officers of the Parent concerning the Parent's business, management and financial affairs, which questions were answered to such Person's complete and total satisfaction. Such Recipient has received all the information it considers necessary or appropriate for deciding whether to acquire the Parent Common Shares. Except as set forth herein, such Recipient is not relying on any statements or representations of the Parent or its agents for legal advice with respect to the acquisition of Parent Common Shares.

(d)          Each Recipient acknowledges that, to the extent applicable, each certificate evidencing the Parent Common Shares shall be endorsed with the legends substantially in the form set forth below, as well as any additional legend imposed or required by the Parent's Bylaws or applicable state securities laws:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

Section 3.13.          Non-Contravention; Required Consents.

(a)          Except as set forth on Schedule 3.13(a), the execution and delivery by Seller of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and compliance by Seller with any of the provisions hereof or thereof will not result in any violation or breach of, or conflict with or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Seller under any provision of: (i) the certificate of formation or operating agreement or other charter or organizational documents of Seller; (ii) any material Permit or any Assumed Contract; (iii) any Order applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Legal Requirement.

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(b)          Except as set forth on Schedule 3.13(a), no Consent, Permit or authorization of or filing with, or notification to, any Person or Governmental Authority is required on the part of Seller in connection with (i) the execution and delivery of this Agreement or the Transaction Documents, the compliance by Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Seller of any action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Assumed Contract or material Permit.

Section 3.14.          Financial Statements.

(a)          Seller's fiscal year ends on December 31 of each year. Schedule 3.14(a) contains true and complete copies of the (i) internally prepared balance sheet and statements of income and cash flows of the Business as of, and for the annual periods ended, December 31, 2018 and 2017 (the "Annual Statements"), and (ii) the unaudited balance sheets and statements of income and cash flow of the Business as of, and for the three (3) month period ended March 31, 2019 (the "Interim Statements," and collectively with the Annual Statements, the "Financial Statements").

(b)          Each of the Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Seller as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein; provided, however, that the Annual Statements lack footnotes and the Interim Statements are subject to normal year-end adjustments and lack footnotes.

Section 3.15.          Taxes. Since January 1, 2016, all Tax Returns required to be filed by Seller with respect to the Business and the Purchased Assets for all taxable periods ending prior to the date hereof have been or will be duly and timely (within any applicable extension periods) filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed and have been prepared in material compliance with applicable Legal Requirements. All Taxes that are due and payable with respect to the Business, including any applicable sales taxes with respect to sales of products, have been timely paid. All Taxes that Seller is required to withhold or collect pursuant to Legal Requirements have been duly and timely withheld or collected and have been timely paid over to the appropriate Governmental Authority to the extent due and payable. All Taxes required to be withheld or collected by Seller on or prior to the Closing Date from the Hired Employees (including Persons designated as independent contractors) have been properly withheld and, if required on or prior to the Closing Date, have been deposited with, or paid as directed by, the appropriate Governmental Authority. There are no audits of Tax Returns of Seller pending or, to Seller's Knowledge, threatened, and all past audits of Tax Returns of Seller, if any, have been settled. There are no deficiencies proposed or assessed as a result of any pending audit. Seller is not a party to any pending or, to Seller's Knowledge, threatened action or proceeding against Seller for the assessment or collection of Taxes by any Governmental Authority. There are no Liens on the Purchased Assets for Taxes (other than Taxes that are not yet due and payable). Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency. Seller is not the beneficiary of any extension of time within which to file any Tax Return with respect to the Business. Since January 1, 2016, no claim has been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that the Business is or may be subject to taxation by that jurisdiction. Seller has not been a party to any "listed transaction", as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b). The Member is a United States person as defined in the Code. None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code §280G. The Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Seller is not a party to any Tax allocation or sharing agreement. Seller has (A) never been a member of an affiliated group (within the meaning Section 1504(a) of the Code or any similar provision of state, local, or foreign law) filing a consolidated income Tax Return, and (B) no liability for the Taxes of any Person under Treasury Regulations §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, successor, by contract, or otherwise.

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Section 3.16.          Permits. Seller is in possession of all Permits reasonably necessary for Seller to own, lease and operate its properties or to carry on its business as it is now being conducted. As of the date of this Agreement, no suspension or cancellation of any of such Permits is pending or, to Seller's Knowledge, threatened. Seller is not, in any material respect, in conflict with, or in default, breach or violation of, any such Permit.

Section 3.17.          Subsequent Events. Since December 31, 2018, (a) Seller has conducted the Business in the ordinary course of business; and (b) there has not been, with respect to the Business, any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected to have, a Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2018, Seller has not: (a) sold, leased, transferred, pledged, encumbered or assigned any of the assets of the Business outside the ordinary course of business; (b) entered into any Material Contract (or series of related Material Contracts) other than in the ordinary course of business; (c) accelerated, terminated, modified or canceled any Material Contract (or Contract that would have been a Material Contract had it not been terminated or canceled) except in the ordinary course of business and, to Seller's knowledge, no other party has done so as a result of any default by Seller; (d) accelerated, waived, wrote-off or canceled the payment of any accounts receivable outside the ordinary course of business; (e) canceled, compromised, waived or released any material right or claim (or series of related rights and claims) outside the ordinary course of business; (f) granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the ordinary course of business; (g) experienced any material damage, destruction or loss to the assets of the Business; (h) experienced any material adverse change in personnel or relationships with third parties, including customers and vendors, other than immaterial changes which occur in the ordinary course of business; (i) changed in any material respect accounting or Tax reporting principles, methods or policies; or (j) entered into any commitment to do any of the foregoing.

Section 3.18.          Real Property.

(a)          Schedule 3.18(a) sets forth a complete list of each real property lease and all amendments, extensions, supplements, letter agreements, renewals and writings exercising rights therewith, to which Seller is a party or by which it is bound (collectively, the "Real Property Leases"). Seller has provided to Purchaser true, correct and complete copies of each of the Real Property Leases.

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(b)          Except for the property described in the Transition Services Agreement, the Real Property Leases constitute all interests in real property currently used, occupied or currently held for use in connection with the Business and which are necessary for the continued operation of the Business as currently conducted by Seller.

(c)          All of the buildings, fixtures, equipment and improvements, and all components thereof located on the land associated with the Real Property Leases (the "Improvements") (i) to Seller’s Knowledge, are in good operating condition without structural defects and all mechanical and other systems located thereon are in reasonably good operating condition (reasonable wear and tear excepted), and no condition currently exists requiring material repairs, alterations or corrections and (ii) are suitable and sufficient in all material respects for their current uses by Seller and, to Seller’s Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business.

(d)          Seller has a valid, binding and enforceable leasehold interest under each Real Property Lease under which it is a lessee, subject to the Enforceability Exceptions, free and clear of all Liens, except Permitted Liens. Each of the Real Property Leases is in full force and effect in accordance with their terms. Seller is not in material default under any Real Property Lease, and, to Seller’s Knowledge, no event has occurred and no circumstances exist which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Seller has not received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Real Property Leases, and, to Seller's Knowledge, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(e)          Seller has all Permits issued by any applicable Governmental Authority required for the current use and operation of each Real Property Lease by Seller, and Seller has complied with all material conditions of the Permits applicable to them. To Seller’s Knowledge, no default or violation, or event that with the lapse of time or giving notice or both would become a default or violation, has occurred in the due observance of any Permit.

Section 3.19.          Environmental Matters. Except as disclosed on Schedule 3.19:

(a)          Seller is and has been since January 1, 2016 in compliance in all material respects with all Environmental Requirements. Neither the Seller nor any Selling Party has received any written notice, report or information since January 1, 2016 regarding any actual or alleged violation of Environmental Requirements or any Liabilities or potential Liabilities relating to any property or facility now or previously owned, occupied or operated by Seller or relating to the Business arising under Environmental Requirements.

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(b)          There is no Environmental Claim pending or, to Seller's Knowledge, threatened against Seller, nor, to Seller’s Knowledge, is there any Environmental Claim pending against any Person whose Liability for any Environmental Claim Seller has retained or assumed in writing.

(c)          Neither Seller nor any of Seller's Affiliates have stored, treated, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Substances in connection with the Business or owned, occupied or operated any facility or property used in the Business in a manner that has given or would reasonably be expected to give rise to material Liabilities (including any Liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys' fees or any investigative, corrective or remedial obligations) pursuant to CERCLA or any other Environmental Requirements.

(d)          (i) There are no Liens arising under any Environmental Requirement on any Real Property arising as a result of any actions taken or omitted to be taken by Seller or, any of its Affiliates, and (ii) no actions have been taken by any Governmental Authority with respect to the Real Property to impose a Lien arising under Environmental Requirements with respect to such Real Property as a result of any such actions.

(e)          No property or facility now or previously owned or operated by Seller is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any analogous state list.

(f)          To Seller’s Knowledge, no off-site location at which Seller has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any analogous state list.

(g)          Seller has not either expressly or by operation of Legal Requirement assumed or undertaken any Liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Requirements.

(h)          Schedule 3.19(h) contains a list of all Environmental Permits currently in effect and all material written reports, correspondence, and other documentation prepared within the past five (5) years in Seller's and its Affiliates' possession regarding Hazardous Substances, Environmental Permits, and Environmental Requirements with respect to the Business (collectively, "Environmental Documentation") and Seller and its Affiliates have provided Purchaser with copies of all such Environmental Documentation prior to the date hereof.

Section 3.20.          Insurance.

(a)          Schedule 3.20(a) sets forth, with respect to each insurance policy under which Seller is the principal beneficiary of coverage, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, and (iii) the period and type of coverage.

(b)          With respect to each insurance policy required to be set forth on Schedule 3.20(a): (i) the policy is in full force and effect in accordance with its terms; (ii) Seller is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to Seller’s Knowledge, no event has occurred which, with notice or the lapse of time, would reasonably be expected to constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to Seller's Knowledge, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

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(c)          Since January 1, 2017, Seller has not (i) been denied any material insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received written notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed on Schedule 3.20(a) will not be available in the future substantially on the same terms as are now in effect.

Section 3.21.          Transactions with Related Parties.

(a)          Except as otherwise disclosed on Schedule 3.21(a) (provided that with respect to immediate family members described in the definition of "Related Party", to Seller’s Knowledge), (i) none of the customers, vendors, distributors or sales representatives of Seller is a Related Party; (ii) none of the Purchased Assets is owned or used by or leased to or from any Related Party; (iii) no Related Party owes any amount to Seller nor does Seller owe any amount to, nor has Seller committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Party; (iv) no Related Party has any claim or cause of action against Seller; (v) no Related Party owns any direct or indirect interest of any kind, controls or is a director, officer, employee or partner of, or consultants to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, vendor, customer, landlord, tenant, creditor or debtor of Seller; (vi) no Related Party is a party to any Assumed Contract with Seller; and (vii) no Related Party provides any administrative, legal, accounting or other services to Seller except in the ordinary course of business on arm's length terms.

(b)          Except as set forth on Schedule 3.21(b), any Assumed Contracts required to be disclosed on Schedule 3.21(a) are on arms-length terms.

Section 3.22.          Customers and Vendors. Schedule 3.22 sets forth the names of the five (5) vendors and ten (10) customers to whom Seller paid or from whom Seller has received the greatest sum of money in respect of services, products or materials provided to or from Seller in respect of the Business during the twelve (12) month period ending December 31, 2018. Except as set forth on Schedule 3.22, in the past twelve (12) months, no such vendor or customer set forth on Schedule 3.22 has notified Seller in writing that it is canceling or otherwise terminating, or that it intends to cancel or otherwise terminate, its relationship with Seller.

Section 3.23.          No Brokers or Finders. No Selling Party nor any of their respective Affiliates have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the transactions contemplated by this Agreement.

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Section 3.24.          No Additional Representations. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULES), THE SELLING PARTIES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE BUSINESS OR THE CONDITION, VALUE, QUALITY, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE PURCHASED ASSETS, OR REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OR THE PURCHASED ASSETS.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser and Parent, on a joint and several basis, hereby represent and warrant to the Selling Parties as follows:

Section 4.1.          Due Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Indiana and has all requisite company power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Purchaser is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to qualify would not have a Material Adverse Effect.

Section 4.2.          Matters. There is no Matter pending or, to Parent’s or Purchaser's knowledge, being threatened against Parent or Purchaser that challenges or could reasonably be expected to adversely affect, prevent, delay or make illegal any of the transactions contemplated by this Agreement or the Transaction Documents.

Section 4.3.          Authority; Binding Nature of Agreement. Each of Purchaser and Parent has all necessary corporate or company power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its respective obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by Purchaser and Parent, as applicable, of this Agreement and the Transaction Documents have been duly authorized by all necessary corporate or company action on the part of Purchaser and Parent, as applicable, and their respective boards of directors. No vote of Purchaser's or Parent's shareholders or members is required to authorize the transactions contemplated by this Agreement. This Agreement has been, and each Transaction Document will be at or prior to Closing, duly and validly executed and delivered by Purchaser and Parent, as applicable, and this Agreement constitutes, and, upon execution and delivery thereof, each of the Transaction Documents to which Purchaser or Parent is a party will constitute, the valid and binding obligation of Purchaser or Parent, as applicable, enforceable against such party in accordance with its terms, subject to the Enforceability Exceptions.

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Section 4.4.          Non-Contravention; Consents. The execution and delivery by Purchaser and Parent of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and compliance by Purchaser and Parent with the provisions hereof or thereof will not result in any violation or breach of, or conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Purchaser or Parent, as applicable, to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Purchaser or Parent under any provision of: (a) the articles of incorporation, bylaws or other charter or organizational documents of Purchaser or Parent; (b) any Order applicable to Parent or Purchaser or by which any of their properties or assets is bound; or (c) any applicable Legal Requirement. Neither Purchaser nor Parent is required to obtain any Consent from any Person at or prior to the Closing in connection with the execution and delivery of this Agreement or the Transaction Documents or the sale of the Purchased Assets to Purchaser which Consent has not been obtained.

Section 4.5.          Capital Structure.

(a)          The authorized capital stock of Parent consists of: (i) Nineteen Million (19,000,000) Parent Common Shares; and (ii) One Million (1,000,000) preferred shares (the "Parent Preferred Shares"). As of the date of this Agreement: (A) Ten Million Two Hundred Ninety Thousand Five Hundred Thirty-One (10,290,531) Parent Common Shares were issued and outstanding (not including shares held in treasury); (B) no Parent Common Shares were issued and held by Parent in its treasury; and (C) Thirty-Five (35) Parent Preferred Shares were issued and outstanding (not including shares held in treasury); and (d) no Parent Preferred Shares were issued and held by Parent in its treasury. All of the outstanding Parent Common Shares are, and, when issued to Seller in accordance with this Agreement, all Parent Common Shares to be issued as contemplated by this Agreement will be, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Parent owns any Parent Common Shares.

(b)          As of the date of this Agreement, Seventeen Thousand Five Hundred (17,500) Parent Common Shares were reserved for issuance pursuant to conversions of outstanding Parent Preferred Shares, Six Hundred Ninety-Nine Thousand Four Hundred (699,400) Parent Common Shares were reserved for issuance pursuant to outstanding Parent Stock Options and Three Hundred Sixty-Nine Thousand Five Hundred Sixty-Nine (369,569) Parent Common Shares were reserved for issuance pursuant to Parent Equity Awards not yet granted under the Parent Stock Plans. All Parent Common Shares subject to issuance upon conversion of outstanding Parent Preferred Shares or pursuant to Parent Equity Awards under the Parent Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

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(c)          Other than the Parent Preferred Shares and the Parent Equity Awards, as of the date hereof, there are no outstanding (A) securities of Parent or any of its Subsidiaries convertible into or exchangeable for capital stock of Parent, (B) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Parent, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Parent, in each case that have been issued by Parent or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of Parent, being referred to collectively as "Parent Securities"). All outstanding Parent Common Shares, all Parent Preferred Shares, and all outstanding Parent Equity Awards have been issued or granted, as applicable, in compliance in all material respects with all applicable securities laws.

(d)          There are no outstanding Contracts requiring Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Securities. Neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to any Parent Securities.

Section 4.6.          SEC Filings. The consolidated financial statements (including all related notes and schedules) of Parent included in (a) Parent's annual report on Form 10-K filed December 21, 2018, for the fiscal year ended September 30, 2018 (including the notes thereto), and (b) Parent's quarterly report on Form 10-Q for the period ended December 31, 2018 fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including any notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Parent is, and has been for a period of at least ninety (90) days immediately prior to the Closing Date, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and has: (i) filed all required reports under section 13 or 15(d) of the Exchange Act, as applicable, during the past twelve (12) months, other than Form 8-K reports; and (ii) submitted electronically and posted on its corporate web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T, during the past twelve (12) months.

Section 4.7.          No Brokers or Finders. Neither Purchaser nor Parent have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the transactions contemplated by this Agreement.

Section 4.8.          No Other Representations. Purchaser and Parent have relied solely upon the representations and warranties of the Selling Parties set forth in Article III and acknowledge that such representations and warranties are the only representations and warranties made by the Selling Parties whatsoever regarding the subject matter of this Agreement.

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ARTICLE V
COVENANTS OF THE PARTIES

Section 5.1.          Mutual Cooperation. Subsequent to Closing, Purchaser and Seller, at the reasonable request of the other, shall each execute, deliver and acknowledge all such further instruments and documents and do and perform all such other acts and deeds as may be reasonably required to consummate the transactions contemplated by the Transaction Documents. Specifically, Seller shall render commercially reasonable assistance to Purchaser to ensure that the Assumed Contracts are assigned to Purchaser; and shall reasonably work with Purchaser to limit disruption to the Business during the transitionary period. To the extent permitted by Legal Requirements, Seller shall maintain the Permits set forth on Schedule 5.1 on behalf of Purchaser after the Closing until such time as Purchaser obtains such Permits in its own name, and each of Seller and Purchaser shall execute any agreements with the other as may be reasonably necessary or advisable in connection therewith. Purchaser shall use commercially reasonable efforts to obtain any such Permits in its own name as promptly as practicable after the Closing.

Section 5.2.          Preservation of Records. To the extent not transferred to Purchaser, Seller agrees to preserve and keep records held by it or its Affiliates relating to the Business for a period of three (3) years from the Closing Date and shall make such records and personnel available to Purchaser as may be reasonably required by Purchaser in connection with, among other things, any insurance claims by, Matters against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and the Transaction Documents (provided that such records and personnel shall not be required to be made available to Purchaser in connection with any dispute between any Selling Party and Purchaser and/or Parent, respectively). To the extent transferred to Purchaser, Purchaser agrees to preserve and keep records held by it or its Affiliates relating to the Business for a period of three (3) years from the Closing Date and shall make such records reasonably available to Seller as may be reasonably required in connection with, among other things, winding up of Seller's operations, preparing the financial statements of Seller, filing of a Tax Return by any Selling Party, any insurance claims by, Matters against or governmental investigations of a Selling Party, or in order to enable Selling Parties to comply with their respective obligations under this Agreement and the Transaction Documents (provided that such records and personnel shall not be required to be made available to Seller in connection with any dispute between any Selling Party and Purchaser and/or Parent, respectively); provided, that Purchaser shall in any event store and retain all record and sample archives (including stored and/or retained materials and samples from previous studies) included in the Purchased Assets in accordance with any applicable archiving requirements imposed by Contract or Legal Requirement. After the expiration of such three (3) year period, neither Seller nor Purchaser will destroy any of such books or records of the Business without giving the other party written notice thereof and the opportunity, at the other party's sole expense, to take possession thereof within thirty (30) days following receipt of such notice.

Section 5.3.          Payments. Following Closing, Seller shall transfer by wire to bank accounts designated in writing by Purchaser any and all cash, checks, wire transfers and other forms of monetary receipts that may be received by Seller representing payments on any Purchased Receivable, received by Seller or credited to Seller pursuant to any Assumed Contract, or that relate to a Purchased Asset ("Receipts") within three (3) Business Days following receipt thereof along with associated details, including the name of the customer or other payor, the document number(s) (if any) associated with the Receipt and the amount of the Receipt.  Seller will transmit to Purchaser such information via e-mail in Microsoft Excel files. Seller agrees to segregate all Receipts and to hold the same in trust for the benefit of Purchaser until they are transferred as provided herein.

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Section 5.4.          Employment Matters.

(a)          Seller shall provide Purchaser with a current list of employees who work in the Business prior to the Closing Date. Purchaser shall offer employment, subject to Purchaser’s customary procedures (including those relating to background checks and protection of Purchaser’s business), to the individuals listed on Schedule 3.8 (provided, that for the avoidance of doubt, employment details with respect to certain individuals are set forth in the employee roster in Schedule 3.8). Such individuals who accept Purchaser's offer of employment and begin work for Purchaser at Closing are referred to as the "Hired Employees". Seller shall terminate the employment of the Hired Employees as of the Closing Date or at such later date as an employee of the Business agrees with Purchaser to become a Hired Employee. Notwithstanding the foregoing, nothing in this Agreement imposes any obligation on Purchaser or its Affiliates to employ or enter into any other like relationship with any of Seller’s Personnel or Affiliates.

(b)          Purchaser agrees to give each Hired Employee full service credit for such Hired Employee's employment with Seller prior to the Closing Date for purposes of calculating eligibility to participate and vesting credit (but not for accrual of benefits, incentive or equity compensation or for plans established after the Closing Date unless otherwise granted to similarly situated employees of the Purchaser) under each applicable Employee Plan of Purchaser or one of its Affiliates or as required by applicable statutory law, as if such service had been performed with Purchaser or one of its Affiliates; provided, however, that such service credit shall not be recognized to the extent that it would result in a duplication of benefits for the same period of time. Nothing in this Section 5.4(b) is intended to prevent Purchaser from amending or terminating any of Purchaser's Employee Plans. Purchaser shall give credit to each Hired Employee hired by Purchaser for any accrued but unused paid time off (PTO) to the extent that Seller does not pay such employee the same out at Closing and provided the accrued costs and expenses are accrued therefor as a current liability within the Net Working Capital.

(c)          Seller shall use commercially reasonable efforts to cooperate with Purchaser in connection with Purchaser's good faith efforts to hire the Seller’s employees, including allowing Representatives of Purchaser and its Affiliates reasonable access during normal business hours, upon reasonable advance notice, to meet with and distribute to such employee such forms and other documents relating to his or her proposed employment with Purchaser, provided such access does not unreasonably interfere with Seller's conduct of the Business.

(d)          Subject to the consummation of the sale of Purchased Assets pursuant to this Agreement, within five (5) days of the Closing Date, the Member shall adopt resolutions to terminate the participation of the Hired Employees in its 401(k) Employee Plan ("401(k) Plan") effective as of the Closing Date. Further, the Member shall take action to cause the Hired Employees' account balances, if any, under such 401(k) Plan to become fully vested as of the Closing Date. The Member agrees to permit each Hired Employee to effect a "direct rollover" (within the meaning of Section 401(a)(31) of the Code) of his or her account balances under the 401(k) Plan if such rollover is elected in accordance with applicable Legal Requirement by such Hired Employee. Purchaser, to the extent permitted under the terms and conditions of Purchaser's 401(k) plan, agrees to cause Purchaser’s 401(k) plan to accept a "direct rollover" to Purchaser’s 401(k) plan of such Hired Employee’s account balances (including promissory notes evidencing all outstanding loans) under the 401(k) Plan if such rollover is elected in accordance with applicable Legal Requirement by such Hired Employee and provided that such loans are amortized timely and are not in default.

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(e)         Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment to any particular Employee Plan of Purchaser or Seller, (ii) obligate Purchaser or any of its Affiliates to maintain any particular Employee Plan or arrangement, (iii) prevent Purchaser or any of its Affiliates from amending or terminating any Employee Plan or arrangement, or (iv) give any third party the right to enforce any of the provisions of this Agreement.

(f)          Purchaser shall use commercially reasonable efforts to (A) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Hired Employees and their dependents under the Purchaser’s and its affiliates health and welfare plans in which they may be eligible to participate (each a "Purchaser Welfare Plan") to the extent waived or otherwise satisfied under the applicable corresponding Employee Plan immediately prior to the Closing Date and (B) provide each Hired Employee and his or her eligible dependents with credit under the Purchaser Welfare Plans for any co-payments and deductibles paid under corresponding Employee Plans prior to the Closing Date in the calendar year in which the Closing Date occurs (or, if later, in the calendar year in which Hired Employees and their dependents commence participation in the applicable Purchaser Welfare Plan) for purposes of satisfying any applicable deductible or out of-pocket requirements under any Purchaser Welfare Plans in which the Hired Employees are eligible to participate after the Closing Date.

(g)         Seller shall be responsible for all claims for workers’ compensation benefits which are incurred prior to the Closing Date by Hired Employees that are payable under the terms and conditions of Seller’s workers’ compensation programs. Purchaser’s workers’ compensation program shall be responsible for all claims for benefits which are incurred from and after the Closing Date by Hired Employees that are payable under the terms and conditions of Purchaser’s workers’ compensation program, including for all claims occurring from and after the Closing Date with respect to Hired Employees who became eligible for workers compensation benefits with respect to prior claims that occurred prior to the Closing Date. For purposes of this Section 5.4(g), a claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs (the "Workers’ Compensation Event"). If the Workers’ Compensation Event occurs over a period both preceding and following the Closing, the claim shall be the joint responsibility and liability of Seller and Purchaser and shall be equitably apportioned between Seller, on the one hand, and Purchaser, on the other hand, based upon the relevant periods of time that the Workers’ Compensation Event transpired preceding and following the Closing.

(h)         [Reserved]

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(i)          Seller agrees to provide continuing health benefit coverage as described in Sections 601 through 608 of ERISA and Code Section 4980B (hereinafter referred to as "COBRA Coverage") to all persons who are "M&A qualified beneficiaries" (as described in IRS Regulation Section 54.4980B-9, Question and Answer 4) with respect to the transactions contemplated by this Agreement (hereinafter referred to as "COBRA Beneficiaries"). Specifically, Seller agrees that all obligations to provide COBRA Coverage to COBRA Beneficiaries are being allocated to Seller, as permitted by Question and Answer 7 of IRS Regulation Section 54.4980B-9. If Seller ceases to maintain a group health plan and Seller's obligation to provide COBRA Coverage to COBRA Beneficiaries shifts to Purchaser as a result of IRS Regulation Section 54.4980B-9, Question and Answer 8(c), then, notwithstanding any other provision of this Agreement to the contrary, Seller shall reimburse Purchaser for any expenses incurred by Purchaser (including, but not limited to, claims incurred under the plan, administrative fees, reinsurance premiums, etc.) in excess of the premiums collected by Purchaser from COBRA Beneficiaries and any actual reinsurance recoveries in providing COBRA Coverage to such COBRA Beneficiaries. Purchaser shall invoice Seller weekly with respect to such expenses and Seller shall be obligated to make full payment of each such invoice within five Business Days of the date of such invoice and, if Seller should fail to timely pay, Seller shall also be obligated to provide interest with respect to the unpaid amounts at the rate of 10% per annum.

(j)          Parent agrees to issue options to purchase an aggregate of 100,000 Parent Common Shares to the Hired Employees. Options will be issued on the Closing Date and subject to the terms of Parent's 2018 Equity Incentive Plan, and will vest in three installments of 40%, 30%, and 30% on the first, second, and third anniversaries of the Closing Date, respectively. Such options shall be allocated to the Hired Employees by Parent based on seniority and other such criteria as Parent deems appropriate.

(k)          The parties hereto acknowledge and agree that all provisions contained in this Section 5.4 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights (i) in any other Person, including any employee or former employee of Seller or the Business (including the Hired Employees), any participant in any employee benefit plan maintained by Purchaser or any of its Affiliates, or any dependent or beneficiary thereof, or (ii) to continued employment with Purchaser or any of its Affiliates.

Section 5.5.          Contract Assignment and Consents. Notwithstanding anything to the contrary contained in this Agreement, if the assignment or attempted assignment to Purchaser of any Assumed Contract is: (a) prohibited by any applicable law; or (b) would require any Consent of a Third Party (a "Required Consent"), that Required Consent shall not have been obtained prior to the Closing Date (each, a "Non-Assignable Contract"), then the Closing shall not constitute the assignment of such Non-Assignable Contract, and this Agreement shall not constitute an assignment of such Non-Assignable Contract, unless and until such Required Consent is obtained. Following the Closing, (x) Seller, to the maximum extent permitted by Legal Requirement, will use commercially reasonable efforts to act as Purchaser's agent in order to obtain for Purchaser the benefits under each Non-Assignable Contract and will reasonably cooperate, to the maximum extent permitted by Legal Requirement, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser; and (y) Purchaser will, to the maximum extent permitted by Legal Requirement, perform, on Seller's behalf, Seller's obligations under the Non-Assignable Contract in accordance with the terms and conditions thereof. Once a Required Consent for the assignment of any Non-Assignable Contract is obtained, Seller shall promptly assign and transfer such Non-Assignable Contract to Purchaser at no additional cost to Purchaser. Purchaser shall not assume any Liabilities under a Non-Assignable Contract until it has been assigned to Purchaser; provided, however, that Purchaser shall be liable to Seller for performing its obligations under the arrangements described in this Section 5.5.

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Section 5.6.          Restrictive Covenants.

(a)          To induce Purchaser to enter into this Agreement, each Restricted Party covenants and agrees that during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (in each case, the "Restricted Period"), such Restricted Party will not, and shall cause each of its Affiliates not to, directly or indirectly, own, invest in, lend to, engage in, manage, consult to, operate, control, maintain any interest in (proprietary, financial or otherwise), otherwise affiliate with, or participate in the ownership, management, operation or control of, any business, whether corporate, proprietorship or partnership form or otherwise, engaged in any Competitive Enterprise in the Restricted Area; provided that each Restricted Party may acquire equity interests in an entity engaged in a Competitive Enterprise and whose securities are publicly traded so long as the Restricted Party does not become the holder of more than 5% of the outstanding equity securities of the entity. "Competitive Enterprise" means business the same as or substantially similar to, and that materially competes with, the Business.

(b)          During the Restricted Period, each Restricted Party will not, and shall cause each of its officers, directors and managers (in their capacities as such) not to, directly or indirectly on behalf of any other Person, solicit, induce, or encourage any Hired Employee to leave his or her employment with Purchaser or Parent, as applicable, or hire, employ or otherwise engage any such individual. Nothing contained in this Section 5.6(b) shall prohibit (i) generalized solicitations of potential employees by use of advertisements in the media that are not targeted at the employees of Purchaser or Parent (including, without limitation, any recruitment efforts conducted by any recruitment agency so long as such agency has not been instructed to contact Purchaser’s or Parent’s employees), or (ii) a Restricted Party from soliciting or hiring a (x) Hired Employee whose employment with Parent or Purchaser is terminated by Parent or Purchaser or (y) after six (6) months from the date of termination of employment, a Hired Employee whose employment with Parent or Purchaser is terminated by such Hired Employee; provided that such termination was not in response to or induced or influenced by solicitation or other activity prohibited by the first sentence of this Section 5.6(b).

(c)          During the Restricted Period, each Restricted Party shall, and shall cause each of its officers, directors and managers (in their capacities as such) to, reasonably cooperate with Purchaser and use commercially reasonable efforts to continue and maintain for the benefit of Purchaser those business relationships of Seller existing prior to the Closing, including relationships with lessors, Personnel, regulatory authorities, licensors, customers, suppliers and others, and Seller shall satisfy all Excluded Liabilities in a manner that is not detrimental to any of such relationships (subject to Seller’s right to dispute any such Excluded Liabilities in good faith). During the Restricted Period, the Restricted Parties shall refer to Purchaser all inquiries relating to the Business. During the Restricted Period each Restricted Party shall not, and shall cause each of its officers, directors and managers (in their capacities as such) not to, (i) directly or indirectly solicit or provide services competitive to those of the Business to any current client of the Business or any person or entity who has been a client of Seller with respect to the Business at any time during the two (2) years immediately before Closing, or (ii) directly or indirectly divert or influence or attempt to divert or influence any client or customer of the Business from Purchaser to a competitor of Purchaser with respect to the Business.

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(d)          During the Restricted Period, the Restricted Parties shall, and shall cause each of its officers, directors and managers (in their capacities as such), to (i) not directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or Parent or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser or Parent, any Confidential Information used in the operations of or associated with the Business and (ii) keep confidential any Confidential Information used in the operations of or associated with the Business, except for any such information that (A) is available to the public on the Closing Date, (B) thereafter becomes available to the public other than as a result of a breach of this Section 5.6(d) by the Restricted Parties or their officers, directors or managers (in their capacities as such), or (C) is or becomes available to the Restricted Parties or their officers, directors or managers (in their capacities as such) on a non-confidential basis from a source that is not known to be prohibited from disclosing such information by legal, contractual or fiduciary obligation to any other Person; provided, that nothing contained in this Section 5.6(d) shall prohibit the Restricted Parties or their officers, directors or managers (in their capacities as such) from disclosing any information should any such Person be required to disclose any such information in response to an Order or as otherwise required by Legal Requirements; provided, further that in any such case, to the extent permitted by Legal Requirements, such Person shall inform Purchaser in writing of such request or obligation promptly after such Person is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by Purchaser (at Purchaser’s sole cost and expense). If any Restricted Party or any of its officers, directors or managers (in their capacities as such) is obligated to make such disclosure, such Person shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.

(e)          During the one (1) year period following the Closing Date, each of Purchaser and Parent (the "BASi Entities") will not, and they shall cause each of their respective officers, directors and managers (in their capacities as such) not to, directly or indirectly on behalf of any other Person, solicit, induce, or encourage (x) any employee of the Member or its subsidiaries (the "Smithers Entities"), including, without limitation, employees of Seller who are not Hired Employees, or (y) Carol Romer (a current 1099 contractor of Seller), to leave his or her employment or engagement with the Smithers Entities, or hire, employ or otherwise engage any such individual. Nothing contained in this Section 5.6(e) shall prohibit (i) generalized solicitations of potential employees by use of advertisements in the media that are not targeted at the employees of the Smithers Entities (including, without limitation, any recruitment efforts conducted by any recruitment agency so long as such agency has not been instructed to contact the Smithers Entities’ employees), or (ii) the BASi Entities from soliciting or hiring (x) an employee whose employment with the Smithers Entities is terminated by the Smithers Entities or (y) after six (6) months from the date of termination of employment, an employee of the Smithers Entities whose employment with the Smithers Entities is terminated by such employee; provided that such termination was not in response to or induced or influenced by solicitation or other activity prohibited by the first sentence of this Section 5.6(e).

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(f)          Notwithstanding anything to the contrary, in the case of breach or threatened breach of the covenants in this Section 5.6, (i) the party seeking enforcement may seek specific performance to cause the Restricted Parties or the BASi Entities, as applicable, to cease such breach and refrain from any such future breaches and (ii) the claiming of damages for any losses incurred by the Restricted Parties or the BASi Entities, as applicable, due to actions prohibited by the aforesaid covenants shall remain unaffected.

(g)          The parties hereto acknowledge that the covenants set forth in this Section 5.6 are an essential element to this Agreement and that, but for these covenants, the parties hereto would not have entered into this Agreement. The parties hereto specifically acknowledge and agree that each party has received adequate consideration in exchange for entering into these covenants, the foregoing restrictions are reasonable and necessary to protect the legitimate interest of the BASi Entities or the Restricted Parties, as applicable, post-Closing, including, in the case of the BASi Entities, the goodwill that Purchaser shall be purchasing from Seller pursuant to the transactions contemplated by this Agreement and the Transaction Documents. The parties hereto acknowledge that this Section 5.6 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provisions of this Agreement or any other document contemplated by this Agreement.

(h)          It is the intention of the parties hereto that if any of the restrictions or covenants contained in this Section 5.6 is held to cover a geographic area or to be for a length of time which is not permitted by Legal Requirements, or is in any way construed to be too broad or to any extent invalid, such restrictions or covenants shall be construed to be null, void, and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under applicable Legal Requirements, a court of competent jurisdiction shall construe and interpret this Section 5.6 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 5.6) that would be valid and enforceable under law.

Section 5.7.          SEC Filings. From and after the date the Parent Common Shares first become saleable under Rule 144 until the one (1) year anniversary of such date, Parent shall use commercially reasonable efforts to: (a) make all filings necessary under the Exchange Act, as and when required by the Exchange Act, (b) take all other actions required by the Exchange Act, and (c) refrain from taking any action prohibited by the Exchange Act such that each Selling Party may, on or after the date that the Parent Common Shares first become saleable under Rule 144, sell such Parent Common Shares in reliance upon Rule 144.

Section 5.8.          Financial Statements. Seller shall, at its expense, (i) promptly following the execution of this agreement, if not before, commence preparation of financial statements of Seller meeting the requirements of Item 9.01(a) of the United States Securities and Exchange Commission ("SEC") Form 8-K ("Form 8-K") as are required to be filed by Parent with the SEC as a result of the Closing of the transactions contemplated under this Agreement (the "Seller SEC Financial Statements"), (ii) within sixty (60) days following the Closing Date, deliver to Purchaser the Seller SEC Financial Statements, (iii) within sixty (60) days following the Closing Date, cause an independent public accounting firm registered with the Public Company Accounting Oversight Board (PCAOB) to provide a manually signed report meeting the requirements of Section 2-02 of Regulation S-X and a manually signed consent of such auditor which is required to be included in the Form 8-K to be filed by Parent with the SEC with respect to the Seller SEC Financial Statements and the report thereon referred to in this proviso (iii), and (iv) reasonably cooperate with, and provide all information and documents reasonably requested by, Purchaser regarding Seller in order to assist Purchaser in the preparation of the pro forma financial information required by Item 9.01(b) of Form 8-K with respect to the transactions contemplated hereby, with such Seller SEC Financial Statements being in the form and content set forth in Regulation S-X and Form 8-K.

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Section 5.9.          Change of Name. After the Closing, the Selling Parties shall (i) within five Business Days after the Closing Date, amend Seller’s organizational documents and take all other actions necessary to change Seller’s name to one sufficiently dissimilar to Seller's present name, in Purchaser's sole judgment, to avoid confusion; (ii) not use the prior name or any of the names listed in Schedule 5.9 or any derivatives thereof; and (iii) take all actions reasonably requested by Purchaser to enable Purchaser to use the names or any derivatives thereof used by Seller prior to the Closing.

Section 5.10.          Uncollected Receivables. Following the Closing, Purchaser shall use commercially reasonable efforts (which shall not require greater efforts than Purchaser uses to collect its own receivables from its customers) to collect all Purchased Receivables from the applicable third parties. However, in the event any such Purchased Receivables become Uncollected Receivables, Purchaser shall assign any such Uncollected Receivables to Seller. Any amounts thereafter collected by Seller with respect to the Uncollected Receivables shall be retained by Seller and, notwithstanding the provisions of Section 5.3, Seller shall have no obligation to forward such payments to Purchaser. Purchaser shall transfer by wire to bank accounts designated in writing by Seller any and all cash, checks, wire transfers and other forms of monetary receipts that may be received by Purchaser representing payments on any Uncollected Receivable received by Purchaser or credited to Purchaser pursuant to any Assumed Contract, or that relate to a Purchased Asset ("Purchaser Receipts") within three (3) Business Days following receipt thereof along with associated details, including the name of the customer or other payor, the document number(s) (if any) associated with the Purchaser Receipt and the amount of the Purchaser Receipt.  Purchaser will transmit to Seller such information via e-mail in Microsoft Excel files. Purchaser agrees to segregate all Purchaser Receipts and to hold the same in trust for the benefit of Seller until they are transferred as provided herein.

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Section 5.11.          Taxes.

(a)          All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the day before the Closing Date (each such period, a “Straddle Period”) shall be apportioned between Seller and Purchaser based on the number of days in such Straddle Period that are in the Pre-Closing Tax Period, and the number of days in such Straddle Period that are in the Post-Closing Tax Period. Seller shall be liable for the portion of such Taxes attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the portion of such Taxes attributable to the Post-Closing Tax Period. The party responsible for paying such Taxes (the “Filing Party”) shall file any Tax Returns with respect to such Taxes in the time and manner required by Legal Requirements. Such Tax Returns shall be true, complete and correct and prepared in accordance with applicable Legal Requirements and past practices (except as required by applicable Legal Requirements). The Filing Party shall provide the other party with a copy of each such Tax Return at least 30 days prior to the due date, and shall revise such Tax Return in accordance with the other party’s reasonable comments. Any disputes with respect to such Tax Returns shall be resolved in accordance with the procedures set forth in Section 2.8(e). If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them. If either party receives a refund of Taxes that the other party has paid pursuant to this Section 5.11(a), it shall reimburse the other party its proportionate share of such refund, less any Taxes or other costs imposed with respect to the receipt of such refund.

(b)          Purchaser and the Selling Parties shall utilize the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage withholding for Hired Employees.

ARTICLE VI
INDEMNIFICATION

Section 6.1.          Indemnification by Selling Parties. Subject to the limitations set forth in this Article VI, from and after the Closing, the Selling Parties, jointly and severally (except with respect to Section 3.12(b)–(d), in which case the Selling Parties shall indemnify the Purchaser Indemnified Parties on a several, not joint and several, basis), shall indemnify, defend and hold harmless Purchaser, its Affiliates and their respective successors, assignees, officers, directors, principals, attorneys, agents, employees or other Representatives (collectively, the "Purchaser Indemnified Parties" and each individually a "Purchaser Indemnified Party") against any Damages that a Purchaser Indemnified Party incurs arising out of or as a result of:

(a)          any breach, misrepresentation or inaccuracy of any of the representations and warranties of any Selling Party set forth in this Agreement or in any certificate furnished by any Selling Party to Purchaser or Parent pursuant to this Agreement;

(b)          any breach or nonfulfillment by any Selling Party of its respective covenants or agreements set forth in this Agreement;

(c)          any Excluded Liability;

(d)          any Excluded Asset;

(e)          subject to Section 2.5, any and all Taxes of Seller or the Member for any Tax period prior to the Closing (including the portion of any tax period allocable to the pre-Closing period) and for any Taxes payable by Seller or the Member as a result of the transactions contemplated by this Agreement; and

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(f)          any and all Matters, demands, assessments, audits or judgments arising out of any of the foregoing.

Section 6.2.          Indemnification by Purchaser. Subject to the limitations set forth in this Article VI, from and after the Closing, Purchaser and Parent, jointly and severally, shall indemnify the Selling Parties, their Affiliates and their respective successors, assignees, officers, directors, principals, attorneys, agents, employees or other Representatives (collectively, the "Seller Indemnified Parties" and each individually a "Seller Indemnified Party") against any Damages that a Seller Indemnified Party incurs arising out of or as a result of:

(a)          any breach, misrepresentation or inaccuracy of the representations and warranties of Purchaser or Parent set forth in this Agreement or in any certificate furnished by Purchaser or Parent to any Selling Party pursuant to this Agreement;

(b)          any breach or nonfulfillment by Purchaser or Parent of the covenants or agreements of Purchaser or Parent set forth in this Agreement;

(c)          any Assumed Liability;

(d)         the operation of the Business after the Closing (including, without limitation, the maintenance of Permits by Seller on Purchaser’s behalf in accordance with the last two sentences of Section 5.1) to the extent such Damages do not arise out of or result from a breach, misrepresentation or inaccuracy of the representations and warranties of Seller or any Excluded Liability or Excluded Asset; and

(e)          any and all Matters, demands, assessments, audits or judgments arising out of any of the foregoing.

Section 6.3.          Survival.

(a)          Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date, and all Liability with respect to breaches of such representations and warranties shall thereupon be extinguished (except to the extent a Claim with respect thereto has been made prior to such time in which case such representations and warranties shall survive until such Claim is resolved). Notwithstanding the foregoing, the representations and warranties of Seller set forth in (a) Section 3.15 (Taxes), Section 3.9 (Employee Benefits) and Section 3.19 (Environmental Matters), shall survive, and all Liability with respect to breaches of such representations and warranties, shall continue in full force and effect until the date following ninety (90) days after all applicable statutes of limitations, including waivers and extensions, have expired with respect to the matters addressed therein and (b) the Fundamental Representations, and all Liability with respect to breaches of such representations and warranties, shall survive for a period of seven (7) years from the date hereof. Notwithstanding anything in this Article VI to the contrary, in the event that any breach or alleged breach of any representation or warranty by (i) the Seller results from Fraud of the Seller or the Member, or (ii) Purchaser or Parent results from Fraud of Purchaser or Parent, then, in each case, such representation or warranty shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect without any time limitation with respect to such breach or alleged breach.

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(b)          Other than with respect to the Fundamental Representations, the Indemnifying Party will not be required to indemnify the Indemnified Party under Section 6.1(a) with respect to any breach by any Selling Party of any of the representations and warranties of any Selling Party set forth in this Agreement, except to the extent that the cumulative amount of the Damages actually incurred by the Indemnified Party as a result of all such breaches actually exceeds Fifty Thousand Dollars ($50,000.00) (the "Threshold Amount"), after which time the amount of such Damages occurring hereunder in excess of the Threshold Amount will be indemnifiable, subject to the limitations set forth in clause (c) below.

(c)          Other than with respect to the Fundamental Representations, the total amount of the payments that the Indemnifying Party can be required to make with respect to any breach by any Selling Party of any of the representations and warranties of any Selling Party set forth in this Agreement will be limited in the aggregate to a maximum of Three Hundred Thousand Dollars ($300,000) (the "Rep Cap"), and the Indemnifying Parties' cumulative Liability for such breaches of representation and warranty will in no event exceed such amount. In no event shall the Threshold Amount and Rep Cap apply to any claims by any Indemnified Party for indemnification pursuant to (i) Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(e), Section 6.1(f) (to the extent incurred in connection with a claim for indemnification under Section 6.1(b) through (e)), Section 6.2(b), Section 6.2(c), Section 6.2(d) or Section 6.2(e) (to the extent incurred in connection with a claim for indemnification under any of Section 6.2(b) through (d)), and (ii) Damages any Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by fraud or intentional misrepresentation. Except with respect to Fraud, the total amount of the payments that the Selling Parties, on the one hand, and Purchaser and Parent, on the other hand, can be required to make under this Agreement with respect to Section 6.1(a) or Section 6.1(b) or Section 6.1(f) (to the extent incurred in connection with a claim for indemnification under either Section 6.1(a) or Section 6.1(b)), as applicable, shall be the Purchase Price (except to the extent limited by the Rep Cap as described above).

(d)          The amount of any Damages that are subject to indemnification under this Article VI shall be calculated net of the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Indemnified Party or any Affiliate of the Indemnified Party in connection with such Damages (less the costs incurred by the Indemnified Party and its Affiliates in collecting such amounts, including any resulting increases in insurance premiums). In the event that an insurance recovery or other payment or reimbursement is received by the Indemnified Party or any Affiliate of the Indemnified Party with respect to any Damages for which the Indemnified Party has been indemnified hereunder, the Indemnified Party shall promptly pay to the Indemnifying Party, a sum equal to the lesser of (i) the actual amount of such insurance proceeds recoveries or other payments or reimbursements, as the case may be, or (ii) the actual amount of the indemnification payment previously paid with respect to such Damages. The Indemnified Party shall use commercially reasonable efforts to recover all amounts payable from an insurer or other third party under any applicable insurance policy or Contract in connection with the facts giving rise to the right of indemnification hereunder; provided, that no Indemnified Person shall be required to initiate or pursue litigation against third parties in connection with such efforts to recover.

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(e)          For the purposes of determining the amount of any Damages (but not the inaccuracy in or breach of any of the representations or warranties set forth in this Agreement) related to the inaccuracy in or breach of, any of the representations or warranties as set forth in this Agreement, the representations and warranties set forth in this Agreement shall be considered without regard to any qualifications as to "material", "materiality" or "Material Adverse Effect" (or any correlative terms) set forth therein.

(f)          No Selling Party shall have any liability pursuant to Section 6.1 with respect to Damages to the extent such Damages are reserved or accrued for in the Net Working Capital Statement or otherwise taken into account in the calculation of any adjustment to the Purchase Price pursuant to Article II.

(g)          Notwithstanding the fact that the Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Damages suffered by such Indemnified Party more than once, regardless of whether such Damages may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.

(h)          Except with respect to specific performance for the breach of any Restricted Party of the restrictive covenants contained in Section 5.6, and except in the case of Fraud, the right to indemnification under this Article VI, subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to any party hereto for any actual or threatened breach of the representations, warranties, covenants and obligations set forth in this Agreement, and none of the parties hereto shall initiate or maintain any legal action at law or in equity against any other party hereto which is directly or indirectly related to any breach or threatened breach of the representations, warranties, covenants or obligations set forth in this Agreement. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and its Affiliates and each of their respective Representatives arising under or based upon any Legal Requirement, except pursuant to the indemnification provisions set forth in this Article VI.

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Section 6.4.          Indemnification Procedures.

(a)          Third Party Claims. If a party entitled to be indemnified under this Article VI (an "Indemnified Party") receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by a Third Party (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnified Party wishes to assert an indemnification claim against the party or parties subject to such indemnification obligation under this Article VI (the "Indemnifying Party"), the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof ("Claim Notice"), and in no event later than forty-five (45) days following receipt of notice of the Third Party Claim by the Indemnified Party. The failure to provide such a Claim Notice within such forty-five (45) day period shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise prejudiced. A Claim Notice shall describe the Third Party Claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel (as reasonably acceptable to the Indemnified Party), and the Indemnified Party shall use commercially reasonable efforts to cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.4(b), it shall have the right to take such action as it deems necessary to defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement within forty five (45) days after receipt of notice of such Third Party Claim from the Indemnified Party, the Indemnified Party may, subject to Section 6.4(b) pay, compromise and defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into a settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 6.4(b). If an offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party or others or providing any restrictions on the operation of such Person's business as conducted, and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.4(a) it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)          Direct Claims. Any claim by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party written notice thereof within forty-five (45) days of discovery. The failure to give such written notice within such forty-five (45) day period shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have forty five (45) days after its receipt of such notice to respond in writing to such Direct Claim. During such 45-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives a reasonable opportunity to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall use commercially reasonable efforts to assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such 45-day period, the Indemnifying Party shall be deemed to have accepted such claim.

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Section 6.5.          Payments; Escrow.

(a)          Within ten (10) Business Days after both (i) the resolution of any indemnification claim by any Purchaser Indemnified Party hereunder pursuant to which such Purchaser Indemnified Party is entitled to any payment from a Selling Party pursuant to Section 6.1 and (ii) the delivery by such Purchaser Indemnified Party of a written request for payment to such Selling Party, such payment shall be made by the applicable Selling Party. Subject to the terms of the Escrow Agreement, the Escrow Amount will be available to compensate the Purchaser Indemnified Parties for Damages for which such Purchaser Indemnified Parties are entitled to indemnification pursuant to Section 6.1 and in accordance with the Escrow Agreement.

(b)          If a Purchaser Indemnified Party becomes entitled to a payment from a Selling Party pursuant to Section 2.8(g) or Section 6.1 (as finally determined in accordance with such provisions) at a time prior to the full settlement and termination of the Seller Promissory Note, Purchaser, in its sole discretion, may notify the Selling Parties in writing that Purchaser is reducing the remaining principal amount of the Seller Promissory Note or accrued interest thereon (the "Set-Off Rights") by up to the amount of the payment to which the Purchaser Indemnified Party is entitled; provided, however, that nothing contained herein shall be construed to limit Purchaser's recovery from the Selling Parties for any payment to which the Purchaser Indemnified Party is entitled which is not offset entirely by the Purchaser’s exercise of such Set-Off Rights, nor shall the failure to exercise such Set-Off Rights constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

(c)          Within ten (10) Business Days after both (i) the resolution of any indemnification claim by any Seller Indemnified Party hereunder pursuant to which such Seller Indemnified Party is entitled to any payment from Purchaser or Parent and (ii) the delivery by such Seller Indemnified Party of a written request for payment to Purchaser or Parent, as applicable, such payment shall be made by the Purchaser or Parent, as applicable.

(d)          The Indemnifying Party shall reimburse the Indemnified Party for any and all reasonable costs or expenses of any nature or kind whatsoever (including, but not limited to, all reasonable attorneys' fees) incurred in seeking to collect any payments due under this Section 6.5.

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Section 6.6.          Treatment of Payments. Any indemnification payments made by any party hereto pursuant to this Agreement and any payments made pursuant to Section 2.8 shall be treated by all other parties as an adjustment to the Purchase Price set forth in Section 2.3.

ARTICLE VII
MISCELLANEOUS

Section 7.1.          Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of law).

Section 7.2.          Venue and Jurisdiction.

(a)          Except as described in Section 2.8(e), if any Matter or other legal action relating to this Agreement is brought or otherwise initiated, the exclusive venue therefor will be in a state or federal court located in the State of Delaware, which will be deemed to be a convenient forum. Purchaser and the Selling Parties hereby expressly and irrevocably consent and submit to the jurisdiction of the state court or federal court located in the State of Delaware.

(a)          To the extent permitted by applicable Legal Requirements, each of the parties hereto hereby irrevocably waives any and all right to a trial by jury in any Matter arising out of or related to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby.

Section 7.3.          Notices. Any notice or other communication required or permitted to be delivered to a party under this Agreement must be in writing and will be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service, by facsimile or via electronic mail) to the address, facsimile telephone number, or the electronic mail address set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Purchaser or Parent:

Bioanalytical Systems, Inc.

2701 Kent Avenue

West Lafayette, IN 47906

Attn: Jill C. Blumhoff

Email: jblumhoff@basinc.com

with a copy (which shall not constitute notice) to:

Ice Miller LLP

One American Square

Suite 2900

Indianapolis, IN 46282

Attn: Stephen J. Hackman

Email: Stephen.Hackman@icemiller.com

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If to Seller or Member:

The Smithers Group, Inc.

425 West Market Street

Akron, OH 44303

Attn: J. Michael Hochschwender

Email: mhochschwender@smithers.com

with a copy (which shall not constitute notice) of any notice to Seller or Member to:

Calfee, Halter & Griswold LLP

1405 East Sixth Street

Cleveland, Ohio 44114

Attn: Stephen P. Kresnye

Email: skresnye@calfee.com

Section 7.4.          Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Purchaser and Seller, except as Purchaser reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Legal Requirement or by the rules of a national securities exchange or trading market. Thereafter, so long as this Agreement is in effect, neither Seller nor Purchaser shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior consultation of the other party, except as Purchaser reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Legal Requirement or by the rules of a national securities exchange or trading market.

Section 7.5.          Assignment. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement (whether voluntarily, involuntarily, by way of merger or otherwise) to any other Person without the prior written consent of the other party; provided, that (a) Purchaser shall have the right to assign any of its rights or obligations under this Agreement to one or more of its Affiliates, and Purchaser and each such Affiliate shall have the right to assign any or all of its rights or obligations under this Agreement to any purchaser of a material portion of its assets or the line of business that includes the Purchased Assets or the Business as conducted by Purchaser or to a successor as part of Purchaser's reorganization, sale or merger to or with such successor, and (b) Purchaser may assign its rights hereunder for collateral security purposes to any lender or lenders, or agent therefor, providing financing to Purchaser or any of its Affiliates in connection with the transactions contemplated hereby, or to any assignee or assignees of any such lender, lenders or agent; provided further, that in any event no such assignment shall relieve Purchaser or Parent of their respective obligations hereunder.

Section 7.6.          Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto.

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Section 7.7.          Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser. As between Purchaser and Seller, Purchaser shall have no obligation to give bulk transfer notices to creditors, claimants or other Persons.

Section 7.8.          Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

Section 7.9.          Specific Performance. The parties hereto agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any state or federal court located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.10.          Entire Agreement. This Agreement and the Transaction Documents set forth the entire understanding of the parties hereto and supersede all other agreements and understandings among the parties relating to the subject matter hereof and thereof.

Section 7.11.          Waiver. No failure on the part of a party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of such party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any waiver of any provision of this Agreement and any consent given hereunder must be in writing signed by the party sought to be bound. The waiver by any party of breach or violation of any provision of this Agreement will not operate as, or be construed to constitute, a waiver of any subsequent breach or violation of the same or any other provision hereof.

Section 7.12.          Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each party hereto.

Section 7.13.          Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

Section 7.14.          Interpretation of Agreement.

(a)          Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

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(b)          Whenever required by the context hereof, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(c)          As used in this Agreement, the words "include" and "including," and variations thereof, will not be deemed to be terms of limitation, and will be deemed to be followed by the words "without limitation."

(d)          Unless the context otherwise requires, references in this Agreement to "Sections," "Schedules" and "Exhibits" are intended to refer to Sections of and Schedules and Exhibits to this Agreement.

(e)          The table of contents of this Agreement and the headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

Section 7.15.          Expenses. Except as otherwise expressly provided herein, each party hereto shall bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with the Transaction Documents and transactions contemplated thereby.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first set forth above.

SELLER:

SMITHERS AVANZA TOXICOLOGY SERVICES LLC

By:
Printed Name: J. Michael Hochschwender
Title: Chief Executive Officer

MEMBER:

THE SMITHERS GROUP, INC.

By:
Printed Name: J. Michael Hochschwender
Title: Chief Executive Officer

PURCHASER:

ORIOLE TOXICOLOGY SERVICES LLC

By:
Printed Name: Robert Leasure, Jr.
Title: President

PARENT:

BIOANALYTICAL SYSTEMS, INC.

By:
Printed Name: Robert Leasure, Jr.
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

SELLER PROMISSORY NOTE

See Attached.

EXHIBIT B

[Reserved.]

EXHIBIT C

CALCULATION OF NET WORKING CAPITAL

Net Working Capital Certificate	Estimate
Current Assets
Accounts Receivable	$826,481.42
Less – Doubtful Accounts	$(26,152.00)
Total Receivables	$800,329.42

Earned but Unbilled	$226,382.52
Prepaid Expense - Other	$127,589.99

Total Other Current Assets	$353,972.51

Total Current Assets	$1,154,301.93

Current Liabilities
Accrued Expenses	$17,701.96
Accrued Professional Fees	$15,544.00
Accrued Sales Incentive	$5,000.00
Accrued vacation	$171,581.65
Deferred Active Fees]	$40,000.00
Deferred Income	$538,981.61

Total Current Liabilities	$788,709.22

Net Working Capital	$365,592.71